IMAX CORPORATION

EXHIBIT 4.1

SHAREHOLDERS’ AGREEMENT

among

IMAX CHINA HOLDING, INC.,

IMAX (BARBADOS) HOLDING, INC.,

IMAX CORPORATION,

CHINA MOVIE ENTERTAINMENT FV LIMITED

and

CMCCP DOME HOLDINGS LIMITED

CHINA MOVIE ENTERTAINMENT CMC LIMITED

Dated April 7, 2014

Schedules

SCHEDULE 1	RESERVED MATTERS

SCHEDULE 2	IMAX AGREEMENTS

SCHEDULE 3	EXCEPTIONS TO CONFIDENTIALITY OBLIGATIONS UNDER SECTION 10.2(B)

Exhibits

EXHIBIT A	TCL JV PRINCIPLES AND TERMS

EXHIBIT B	JOINDER

EXHIBIT C	EXAMPLES OF CALCULATION

SHAREHOLDERS’ AGREEMENT (as amended or modified from time to time, this “Agreement”) made on the 7th day of April, 2014.

AMONG:

(1)	IMAX CHINA HOLDING, INC., an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands whose registered address is at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”);

(2)	IMAX (BARBADOS) HOLDING, INC., an international business company incorporated in Barbados whose registered office is at The Phoenix Centre, George Street, Belleview, St. Michael, Barbados (“IMAX Barbados”);

(3)	IMAX CORPORATION, a corporation incorporated pursuant to the laws of Canada whose registered office is at 2525 Speakman Drive, Mississauga, Ontario, Canada L5K 1B1 (“IMAX Corp”), solely for purposes of Section 1.1, Section 2.1, Section 2.5, Section 2.6, Section 3.1, Section 3.5(f), Section 3.6, Section 5.1(c), Section 5.3, Section 7, Section 8, Sections 9.1, 9.4, 9.5, 9.8, Section 10, Section 11, Section 12, Section 13 and Section 14;

(4)	CHINA MOVIE ENTERTAINMENT FV LIMITED, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands whose registered office is at the office of Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands (“FV”); and

(5)	CMCCP DOME HOLDINGS LIMITED and CHINA MOVIE ENTERTAINMENT CMC LIMITED, exempted companies with limited liability incorporated and existing under the laws of the Cayman Islands whose registered office is at the office of Sertus Incorporations (Cayman) Limited, Sertus Chambers, P.O. Box 2547, 69 Dr. Roy’s Drive, George Town, Grand Cayman KY1-1104 (together, “CMC”).

RECITALS:

(A)	IMAX Corp owns, on the date hereof, all of the issued and outstanding shares of IMAX Barbados. On the date hereof, IMAX Barbados owns all of the issued and outstanding shares of the Company.

(B)	Pursuant to a subscription agreement entered into among FV, CMC, IMAX Corp, IMAX Barbados and the Company dated the date hereof (the “Subscription Agreement”), the Company will issue to FV and CMC, and FV and CMC will purchase from the Company, certain Class C Shares (as defined below).

(C)	The Parties wish to provide for certain matters relating to the transfer of shares of the Company and the management and operation of the Company upon the First Completion (as defined below).

AGREEMENT:

SECTION 1

INTERPRETATION

1.1	Definitions. In this Agreement, unless the context otherwise requires the following words and expressions have the following meanings:

“Act” means the Companies Law (2013 Revision) of the Cayman Islands, as amended, modified or re-enacted from time to time.

“Affiliate” of a Person (the “Subject Person” for the purpose of this definition) means any other person that directly or indirectly Controls, is Controlled by, or is under direct or indirect common Control with, the Subject Person, which, for the avoidance of doubt, shall include in the case of a Class C Shareholder, any of such Person’s general partners and funds managed by such Person’s fund managers or general partners; provided that the Company and its Subsidiaries shall be deemed not to be Affiliates of any Shareholder.

“Assignment Agreement” means the assignment, delegation and services agreement entered into by and between IMAX Corp and HKCo on the date hereof and effective as of January 1, 2014.

“Basic Documents” means the Subscription Agreement, this Agreement, the Letter of Undertaking, the Indemnity Agreement, the Assignment Agreement and the Charter Documents.

“Board” means the board of Directors of the Company.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks located in the Cayman Islands, the United States of America, Canada, the PRC or Hong Kong are authorized or required by law or executive order to be closed and on which no tropical cyclone warning no.8 or above and no “black” rainstorm warning signal is hoisted in Hong Kong at any time between 8:00 a.m. and 6:00 p.m. Hong Kong time.

“Cash” means, as of any date of determination, the aggregate of cash (whether in hand or credited to any account with any banking, financial, acceptance credit, lending or other similar institution or organization) and cash equivalents.

“Change of Control” of a Person (the “Subject Person” for the purpose of this definition) means, whether in one or a series of related transactions, (a) any consolidation, amalgamation, merger, scheme of arrangement or similar business combination transaction or reorganization of the Subject Person with or into any other Person after which the members or shareholders of such Subject Person immediately prior to such transaction (i) own in the aggregate 50% or less of such Subject Person’s voting power, (ii) no longer have the right to appoint a majority of the members of the board or similar governing body of such Subject Person, or (iii) otherwise lose the right to direct the management of such Subject Person, in each case immediately after such transaction, (b) the acquisition of Equity Securities in the Subject Person by any other Person or “group” (as such term is defined in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) of more than 50% of the outstanding Equity Securities of the Subject Person, or (c) a Transfer or lease of all or substantially all of the assets of the Subject Person.

“Charter Documents” means the Memorandum and Articles of Association of the Company (as amended from time to time).

“Class A Shareholders” means the holders of Class A Shares.

“Class A Shares” means Common A shares of par value US$0.01 each in the authorized capital of the Company.

“Class B Shares” means Common B shares of par value US$0.01 each in the authorized capital of the Company.

“Class C Shareholders” means the holders of Class C Shares.

“Class C Shares” means Common C shares of par value US$0.01 each in the authorized capital of the Company.

“Company LTM EBITDA” means, in respect of the relevant LTM, an amount equal to the consolidated Net Income or net loss before interest, taxes, depreciation and amortization. The term “consolidated net income or net loss”, for purposes of this Agreement, shall not include any income (or loss) proportionately relating to the Minority Interest in Subsidiaries of the Company (e.g., assuming the Company owns 80% equity interest in a Person, any income (or loss) proportionately relating to the remaining 20% equity interest in such Person owned by a third party shall be excluded), and include any income (or loss) generated by the Unconsolidated Investment of the Company (e.g., assuming the Company owns 20% equity interest in a Person, any income (or loss) proportionately relating to such 20% equity interest in such Person shall be included).

“Company LTM Unlevered Net Income” means, for the relevant LTM, Net Income of the Company plus the Net Interest Expense of the Company multiplied by the difference resulting from one minus the Effective Tax Rate applicable to the Company (refer to Exhibit C-4 for sample calculation).

“Competitor” means any Person that engages in, undertakes or conducts, whether directly or indirectly, the activities set forth in Sections 9.2(i) and 9.2(ii) in Greater China, and such activities in Greater China generate more than 10% of such Person’s revenue per year.

“Control” of a Person means (a) ownership of more than 50% of the shares in issue or other equity interests or registered share capital of such Person or (b) the power to direct the management or policies of such Person, whether through the ownership of more than 50% of the voting power of such Person, through the power to appoint a majority of the members of the board of directors or similar governing body of such Person, through contractual arrangements or otherwise.

“Director” means a director of the Company (including any duly appointed alternate director).

“DMR Services Agreements” means the DMR services agreement between IMAX Corp and IMAX China (Hong Kong) Limited and the DMR services agreement between IMAX Corp and IMAX (Shanghai) Multimedia Co., Ltd., each dated October 28, 2011.

“Effective Tax Rate” means in respect of any applicable financial period, the percentage resulting from dividing the total amount of accrued tax by the relevant income before tax, such income before tax determined in accordance with the applicable GAAP consistently applied for such financial period.

“Encumbrance” means: (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any person, including, without limitation, the mortgage created by the Mortgages over Shares or any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable law, (b) any lease, sublease, occupancy agreement, easement or covenant granting a right of use or occupancy to any person; (c) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, refusal or transfer restriction in favour of any person; and (d) any adverse claim as to title, possession or use.

“Equipment Supply Agreements” means collectively, the equipment supply agreement and the equipment supply contract, each between IMAX Corp and IMAX (Shanghai) Multimedia Technology Co., Ltd. and each dated October 28, 2011, and the equipment supply agreement between IMAX Corp and IMAX China (Hong Kong) Limited dated October 28, 2011.

“Equity Securities” means, with respect to any Person, such Person’s capital stock, membership interests, partnership interests, registered share capital, joint venture or other ownership interests (including, without limitation, in the case of the Company, Shares) or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered share capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“Exchange Share Price” means, US$28.12, being the closing price of each IMAX Corp Share on the trading day immediately preceding the date of the Subscription Agreement.

“Financial Indebtedness” means borrowings and indebtedness in the nature of borrowing (including by way of acceptance credits, discounting or similar facilities, loan stocks, bonds, debentures, notes, overdrafts or any other similar arrangements the purpose of which is to raise money) owed to any banking, financial, acceptance credit, lending or other similar institution or organization.

“First Completion” has the meaning ascribed to it in the Subscription Agreement.

“First Completion Date” has the meaning ascribed to it in the Subscription Agreement.

“Form 10-Q” or “Form 10-K” means such form under the Securities Act as in effect on the date hereof (including Form 10-Q or Form 10-K, as appropriate) or any substituting form under the Securities Act subsequently adopted by the SEC pursuant to which the financial performance of IMAX Corp shall be reported periodically.

“Governmental Authority” means any government or subdivision thereof; any department, agency or instrumentality of any government or subdivision thereof including tax authorities; and the governing body of any securities exchange.

“Greater China” means the PRC, Taiwan, Hong Kong and Macau.

“Group” means collectively the Company and its Subsidiaries, and “Group Company” means any of them.

“IMAX Corp LTM EBITDA” means, for the relevant LTM, an amount equal to the consolidated net income or net loss before interest, taxes, depreciation and amortization, except that the term “consolidated net income or net loss” in such definition shall, for purposes of this Agreement, (a) not include any income (or loss) proportionately relating to the Minority Interest in Subsidiaries of IMAX Corp (e.g., assuming IMAX Corp owns 80% equity interest in a Person, any income (or loss) proportionately relating to the remaining 20% equity interest in such Person owned by a third party shall be excluded), provided, that any income (or loss) from the Company (including income (or loss) attributable to the Minority Interest owned by the Investors) shall be included for purposes of this calculation, and (b) include any income (or loss) generated by the Unconsolidated Investment of IMAX Corp (e.g., assuming IMAX Corp owns 20% equity interest in a Person, any income (or loss) proportionately relating to such 20% equity interest in such Person shall be included) (refer to Exhibit C-3 for sample calculation).

“IMAX Corp LTM Unlevered Net Income” means, for the relevant LTM, Net Income of IMAX Corp plus the Net Interest Expense of IMAX Corp multiplied by the difference resulting from one minus the Effective Tax Rate applicable to IMAX Corp (refer to Exhibit C-4 for sample calculation).

“IMAX Corp Shares” means the shares of common stock in IMAX Corp.

“IMAX Corp Transaction-Based TEV” means the total enterprise value of IMAX Corp as valued in any Change of Control transaction, which is the aggregate of the price payable for each IMAX Corp Share on a fully-diluted basis in respect of such Change of Control transaction, whether such price is paid in the form of cash, securities, debt or any combination thereof, plus the Financial Indebtedness of IMAX Corp, as at the end of the Last Reported Quarter and less the Cash of IMAX Corp as at the end of the Last Reported Quarter.

“Indemnity Agreement” means the indemnity agreement between IMAX Corp and the Company dated the date hereof.

“IPO” means any initial public offering of Shares (or other Equity Securities of the Company).

“IPO Floor” means, in respect of each Class C Share, US$266.67 (being the Original Class C Share Price multiplied by 2.25), but subject to Section 1.3(j).

“Last Reported Quarter” means, as of any date of determination, the most recent three-month period the financial performance of which has been reported by IMAX Corp in its public filings with the SEC through either Form 10-Q or Form 10-K and which has been filed with the SEC.

“Letter of Undertaking” means the letter of undertaking among IMAX Corp, IMAX China (Hong Kong) Limited and IMAX (Shanghai) Multimedia Technology Co., Ltd., dated the date hereof.

“LTM” means, as of any date of determination, a period of the twelve months immediately preceding such date, which consists of the last four quarters the financial performance of each of which has been reported by IMAX Corp to the SEC as reflected in the Form 10-Q or Form 10-K and which has been filed with the SEC for each such quarter.

“Minimum Ownership Requirement” means, with respect FV or CMC, as applicable, (a) at any time prior to the Second Completion, at least 90% of the Class C Shares issued to such Person at the First Completion and (b) at any time following the Second Completion, at least 90% of the Class C Shares issued to such Person at both the First Completion and Second Completion; provided, that for purposes of Section 5.3 only, “Minimum Ownership Requirement” shall be defined as provided in Section 5.3.

“Minority Interest” means a less than 50% ownership interest in any Subsidiary of the Company or any Subsidiary of IMAX Corp, as the case may be, owned by a Person that is not the Company or IMAX Corp (or any of the Affiliates of the Company or IMAX Corp), the value of which shall be the value as at the end of the Last Reported Quarter.

“Mortgages over Shares” means each of the Cayman Islands law governed Equitable Share Mortgages relating to shares in the Company made between IMAX (Barbados) Holding, Inc. as mortgagor and Wells Fargo Bank, National

Association as mortgagee dated 7 February 2013 and on or around the date of these Articles respectively.

“Net Cash” means, as of any date of determination, the amount of the Cash of the relevant Person minus the Financial Indebtedness of such Person as of such date.

“Net Income” means, in respect of any applicable financial period, an amount equal to the consolidated net income (or net loss) of a Person and income generated by the Unconsolidated Investment of such Person consistently applied:

(a)	adding back, to the extent deducted in the calculation of such net income, (i) after tax extraordinary or non-recurring expenses and (ii) stock-based compensation, and

(b)	subtracting, to the extent included in the calculation of such net income, (i) any income (or loss) proportionately relating to the Minority Interest and (ii) any extraordinary or non-recurring income;

provided, that any income (or loss) from the Company (including income (or loss) attributable to the Minority Interest owned by the Investors) shall be included for purposes of calculating the Net Income of IMAX Corp.

“Net Interest Expense” means in respect of any applicable financial period, the total amount of interest paid or payable less the amount of interest received or receivable, each before tax and each on a consolidated basis for such financial period.

“Original Class C Share Price” means US$118.52 per share.

“Outstanding Shares” means the IMAX Corp Shares on a fully-diluted basis as at the end of the Last Reported Quarter reported in either Form 10-Q or Form 10-K, for the avoidance of doubt, excluding those IMAX Corp Shares that are issued for exchanging Class C Shares pursuant to Section 7.2.

“Party” or “Parties” means any signatory or the signatories to this Agreement and any Person or Persons who subsequently becomes a party to this Agreement as provided herein.

“Person” means any natural person, firm, company, governmental authority, joint venture, partnership, association or other entity (whether or not having separate legal personality).

“PRC” means the People’s Republic of China, and for purposes of this Agreement, excluding Hong Kong and Macau Special Administrative Regions of the PRC and Taiwan.

“Pro Rata Share” means, with respect to any Shareholder, the proportion that the number of Shares held by such Shareholder bears to the aggregate number of Shares held by all Shareholders, each calculated on an as-converted but otherwise non-diluted basis, which, for the avoidance of doubt, excludes Equity Reserved for Management unless Shares have actually been issued pursuant to the relevant terms.

“Qualified IPO” means an initial public offering and listing of the Shares (or other Equity Securities of the Company) on a Qualified Stock Exchange, or if agreed among the Parties, any other international stock exchange as determined by the Board, with respect to not less than 10% of the then total issued and outstanding Shares and yielding upon consummation of such initial public offering, in respect of each Class C Share, a per Share value that is no less than the IPO Floor.

“Qualified Stock Exchange” means the New York Stock Exchange, NASDAQ, the Main Board of The Stock Exchange of Hong Kong Limited, the Shanghai Stock Exchange, the Shenzhen Stock Exchange, the Toronto Stock Exchange and the London Stock Exchange.

“Regulatory Approvals” means all approvals, permissions, authorizations, consents and notifications from any governmental, regulatory or departmental authority.

“SEC” means the United States Securities and Exchange Commission.

“Second Completion” has the meaning ascribed to it in the Subscription Agreement.

“Securities Act” means the United States Securities Act of 1933, as amended, and related rules and regulations promulgated thereunder.

“Services Agreements” means the services agreement between IMAX Corp and IMAX (Shanghai) Multimedia Technology Co., Ltd. and the services agreement between IMAX Corp and IMAX (Hong Kong) Holding, Limited, each effective as of January 1, 2014.

“Shares” means Class A Shares, Class B Shares and Class C Shares.

“Shareholders” means (i) IMAX Barbados, FV and CMC and (ii) any other Person who becomes a shareholder of the Company in accordance with the terms of this Agreement and executes a Joinder substantially in the form attached hereto as Exhibit B, in each case for so long as such Person remains a shareholder of the Company.

“Subsidiary” means any other Person in which the Company directly or indirectly holds a majority of the ownership interests, or a majority of the voting power, represented by Equity Securities of such Person.

“Technology Cost” means the direct and third party costs to be incurred by IMAX Corp or its Affiliates (other than the Group) with respect to the development of the new, enhanced or improved technology and systems for the custom built home theatres, including costs of materials, equipment and facilities, costs relating to personnel, and third party licensing fees; provided, that (a) all such costs arise directly from the development of such new, enhanced or improved technology or systems, and (b) to the extent any asset (including materials, equipment, facilities and licenses) and/or personnel used in the development of such new, enhanced or improved technology or systems is shared with any other business or activity of IMAX Corp, IMAX Corp shall include only the proportionate amount of such cost that is directly attributable to the development of such new, enhanced or improved technology and/or systems, and excluding, for the avoidance of doubt, (x) indirect costs incurred by IMAX Corp or its Affiliates leading up to the commencement of the new project, such as costs incurred by IMAX Corp or its Affiliates as part of its business development activities prior to the commencement of the new project, and (y) any profit or fee thereon.

“Theatres” has the meaning ascribed to it in the Equipment Supply Agreements.

“Total Investment Amount” means the aggregate amount invested in the Company by CMC and FV pursuant to Section 2 of the Subscription Agreement, which amount shall be US$40,000,000 with respect to each of CMC and FV if the Second Completion occurs and shall be US$20,000,000 with respect to each of CMC and FV if the First Completion occurs and the Second Completion has not occurred.

“Unconsolidated Investment” means any ownership interest of a Person, according to the applicable GAAP consistently applied, the financial results of which shall not be consolidated into the financial results of the Person that owns such ownership interest.

“Unrelated Business” means, as of any date, any specific business that does not constitute the Business, as such term is defined in Section 2.1 of this Agreement, as of such date.

“Unrelated Business Agreement” means the unrelated business agreement among IMAX Corp, the Company, IMAX (Hong Kong) Holding, Limited and IMAX (Shanghai) Multimedia Technology Co., Ltd. dated October 28, 2011.

“US$” means United States Dollars, the lawful currency of the United States of America.

1.2	Terms Defined Elsewhere in this Agreement. The following terms are defined in this Agreement as follows:

“Agreement”	Preamble
“Appraiser”	Section 7.1(c)
“Arbitration Notice”	Section 14.2(a)
“Breaching Class C Shareholder”	Section 2.3(a)
“Business”	Section 2.1(a)
“Class A Transfer Notice”	Section 3.5(a)

“Class C Directors”	Section 5.1(a)
“Class C Transfer Notice”	Section 3.4(c)
“CMC”	Preamble
“CMC Director”	Section 5.1(a)
“Company”	Preamble
“Company’s Appraiser”	Section 7.1(a)
“Company’s Valuation”	Section 7.1(b)(ii)
“Confidential Information”	Section 10.1
“Consensus Period”	Section 7.1(a)
“Dividend Amount”	Section 6.1
“Drag-Along Right”	Section 3.5(c)
“Drag-Along Shares”	Section 3.5(a)
“Equity Reserved for Management”	Section 5.5
“EqVC1”	Section 7.1
“FMV Flip Up Option”	Section 7.2(c)
“FV”	Preamble
“FV Director”	Section 5.1(a)
“High Yield Debt”	Section 4.1
“HKIAC”	Section 14.2(b)
“IMAX Agreements”	Schedule 1 Section (c)
“IMAX Barbados”	Preamble
“IMAX China Sale Put Notice”	Section 3.5(e)(i)
“IMAX China Sale Put Right”	Section 3.5(e)(i)
“IMAX China Sale Put Shares”	Section 3.5(e)(i)
“IMAX Corp”	Preamble
“IMAX Corp CoC Call Exercise Period”	Section 8.4
“IMAX Corp CoC Call Notice”	Section 8.4
“IMAX Corp CoC Call Price”	Section 8.1(b)(ii)
“IMAX Corp CoC Call Right”	Section 8.1(b)(ii)
“IMAX Corp CoC Notice”	Section 8.1(a)
“IMAX Corp CoC Put Notice”	Section 8.3
“IMAX Corp CoC Put Period”	Section 8.3
“IMAX Corp CoC Put Price”	Section 8.2(a)
“IMAX Corp CoC Put Right”	Section 8.1(b)(i)
“Investors’ Appraiser”	Section 7.1(a)
“Investor’s Valuation”	Section 7.1(b)(ii)
“IPO Deadline”	Section 7.1
“Maximum Share Number”	Section 7.2(a)
“No Second Completion Call Right”	Section 2.4(a)
“No Second Completion Call Notice”	Section 2.4(a)
“No Second Completion Call Period”	Section 2.4(a)
“No Second Completion Call Price”	Section 2.4(a)
“No Second Completion Put Right”	Section 2.5(a)
“Notices”	Section 12.1
“Offer Period”	Section 3.4(d)
“Offered Shares”	Section 3.4(c)
“Permitted Transferee”	Section 3.3
“Preemptive Offer Period”	Section 4.3
“Pre-IPO Shareholders”	Section 6.1

“Proposed Issuance”	Section 4.2
“Proposed Recipient”	Section 4.1
“Qualified Appraiser”	Section 7.1(a)
“Qualifying Drag Transaction”	Section 3.5(a)
“Redemption Notice”	Section 7.2
“Relevant Calculation Date”	Section 1.3(j)
“Representatives”	Section 10.1
“Subscription Agreement”	Recitals
“Tag-Along Notice”	Section 3.5(d)(ii)
“Tag-Along Right”	Section 3.5(d)(i)
“TCL JV”	Section 2.1
“Third Appraiser”	Section 7.1(b)(iii)(1)
“Third Valuation”	Section 7.1(b)(iv)
“Transfer”	Section 3.1
“Transferee”	Section 3.5(a)
“Transferring Shareholder”	Section 3.4(c)
“Valuation Notice”	Section 7.1
“Withheld Amount”	Section 6.1
“Year Five No Second Completion Exit Right”	Section 2.6(a)

1.3	Interpretation.

(a)	Directly or Indirectly. The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements and “direct or indirect” has the correlative meaning.

(b)	Gender and Number. Unless the context otherwise requires, all words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa.

(c)	Headings. Headings are included for convenience only and shall not affect the construction of any provision of this Agreement.

(d)	Include not Limiting. “Include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation”.

(e)	Language. This Agreement is written in English. If this Agreement is translated into any language other than English, the English text shall prevail.

(f)

Law. References to “law” or “laws” shall include all applicable laws, regulations, rules and orders of any Governmental Authority, securities exchange or other self-regulating body, including any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment; and “lawful” shall be construed accordingly.

(g)	Persons. A reference to any “Person” shall, where the context permits, include such person’s executors, administrators, legal representatives and permitted successors and assignors.

(h)	References to Documents. References to this Agreement include the Schedules and Exhibits, which form an integral part hereof. A reference to any Section, Schedule or Exhibit is, unless otherwise specified, to such Section of, or Schedule or Exhibit to this Agreement. The words “hereof,” “hereunder” and “hereto,” and words of like import, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Section hereof or Schedule or Exhibit hereto. References to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time.

(i)	Share Calculations. In calculations of share numbers, references to “fully diluted basis” mean that the calculation is to be made assuming that all outstanding options, warrants and other Equity Securities convertible into or exercisable or exchangeable for Shares (whether or not by their terms then currently convertible) have been so converted, exercised or exchanged, and references to “non-diluted basis” mean the calculation is to be made taken into account only Shares then in issue. All references to number of Shares or the prices per Share in this Agreement shall be appropriately adjusted to take into account any share splits or subdivisions, combinations, reorganizations, stock or share dividends, mergers, recapitalizations or similar events that affect the share capital of the Company after the date hereof.

(j)	Calculation of Return. In calculating the level of return on investment achieved or received by any Class C Shareholder by any specific date (the “Relevant Calculation Date”), all distributions declared and made on the Class C Shares after the date hereof up to the Relevant Calculation Date (including cash dividends or repayment on capital whether due to a capital reduction of the Company or otherwise) shall be included. All distributions declared but not made as of the Relevant Calculation Date (and which has a record date on or prior to which the Class C Shareholder is the shareholder of record) shall be excluded for purposes of this calculation, and to the extent the applicable payment (in respect of this calculation) is actually made to the Class C Shareholder, such declared distribution which was excluded for purposes of this calculation shall be deemed to have been waived by the Class C Shareholder.

(k)	Pro Forma Adjustments.

(i)	The Parties agree that when calculating “Net Cash” for purposes of Section 6.1 (Dividends), EqVC1 for purposes of

Section 7 (IPO, Redemption and Share Issuance), IMAX Corp Transaction-Based TEV and EqVC2 for purposes of Section 8 (Put and Call Rights Upon Change of Control of IMAX Corp) and the Company’s EBITDA and gross margin for purposes of Schedule 1 (Reserved Matters), to the extent not already reflected in the Company’s accounts and financial statements for the relevant periods stated below,

(x)	all applicable financial determinations relating thereto with respect to all periods beginning January 1, 2013 and ending on December 31, 2013, shall be adjusted to give effect to (A) the fees, charges and reimbursements set forth in paragraphs 2, 4 and 5 of the Letter of Undertaking, as adjusted if and as required in accordance with paragraph 8 thereof and (B) the assumption that the Assignment Agreement has been in force, and the actual assignment of the agreements set forth on Schedule I and Schedule II thereto has been in effect, since January 1, 2013, and

(y)	all applicable financial determinations relating thereto with respect to all periods beginning and following January 1, 2013 shall be adjusted to give effect to the assumption that, to the extent WFOE has incurred any indemnifiable Losses (as defined in the Indemnity Agreement) under the Indemnity Agreement, the assumption that such Losses have been fully paid and discharged by IMAX Corp, provided that if, after giving effect to the adjustments in (A) to (C) above, the resulting financial determinations are inconsistent with any results which would have been obtained by application of the agreed upon procedures set forth in the report issued by PricewaterhouseCoopers to IMAX Corp on March 12, 2014, then, if requested by the Class C Shareholders, further adjustments shall be made after application of the agreed upon procedures.

(l)	Time. Except as otherwise provided, (i) for purposes of calculating the length of time from a given day or the day of a given act or event, the relevant period shall be calculated exclusive of that day, and (ii) for all other purposes, any period of time commencing on or from a given day or the day of a given act or event shall include that day. If the day on or by which a payment must be made is not a Business Day, that payment must be made on or by the Business Day immediately following such day.

(m)	Writing. References to writing include any mode of reproducing words in a legible and non-transitory form including emails and faxes.

SECTION 2

BUSINESS OF THE COMPANY AND OBLIGATIONS OF THE

SHAREHOLDERS

2.1	Principal Business.

(a)	Subject to Section 5.3, the business of the Company shall be (i) the sale, lease, marketing and operation of Theatres, including the exhibition of films in such Theatres and any laser projection systems and related technology for Theatres; (ii) the provision of in-Theatre movie-going or live broadcast experiences; (iii) the marketing, distribution, sale, lease and maintenance of (A) custom-built home theatres with a sale price of no less than US$1,500,000 and (B) custom-built home theatres with a sale price of less than US$1,500,000 and which have a projected Technology Cost of less than US$7,500,000; (iv) the distribution of entertainment content through television broadcasts and Internet streaming; (v) the marketing of services to be performed by IMAX Corp pursuant to the DMR Services Agreements or the Services Agreements; (vi) the sale, lease, marketing and operation of any other equipment provided by IMAX Corp pursuant to the Equipment Supply Agreements; (vii) the provision of services pursuant to the Services Agreements; (viii) such other lines of business as conducted by the Company pursuant to the Unrelated Business Agreement and (ix) to engage in such other businesses or activities or make such other investments as may be approved by the Board from time to time in accordance with this Agreement (collectively, the “Business”). For the avoidance of any doubt, as of the date of this Agreement, the Business shall not include (i) the provision, production, marketing, distribution, sale or maintenance of the products produced by or services derived from the joint venture between Sino Leader (Hong Kong) Limited, IMAX (Hong Kong) Holding, Limited and TCL-IMAX Entertainment Co., Limited (the “TCL JV”), and (ii) the distribution of content or entertainment through the technology of PRIMA Cinema, Inc. which will be contributed to the TCL JV, provided that IMAX Corp (A) shall assign to the Company the China-Equivalent TCL JV Interest (as defined in Exhibit A attached hereto) in accordance with the Subscription Agreement and (B) has undertaken to make the TCL JV Contribution (as defined in the Subscription Agreement), in each case pursuant to the Subscription Agreement, and it is agreed that arrangements with respect to the Company’s participation in the TCL JV in certain respects may be further adjusted in accordance with the terms set forth on Exhibit A attached hereto.

2.2	Shareholder Obligations. Each Shareholder shall comply with the provisions of this Agreement in relation to its investment in the Company and in transacting business with the Company and shall exercise its rights and powers in accordance with and so as to give effect to this Agreement.

2.3	Amendment of Rights.

(a)	If a Class C Shareholder does not proceed with the Second Completion by February 8, 2015 other than due to a breach by the Company of its obligation to proceed with the Second Completion in accordance with the Subscription Agreement (a “Breaching Class C Shareholder”), then:

(i)	such Breaching Class C Shareholder(s) shall cease to have any rights with effect from the Target Second Completion Date under Section 3.5(c) (Tag-Along Rights), Section 3.5(e) (IMAX China Sale Put Right), Section 5.3 (Approval of Either Class C Shareholder), Section 6 (Dividends), Section 7 (IPO, Redemption and Share Issuance) or Section 8.1 (IMAX Corp CoC Put and Call Rights),

(ii)	such Breaching Class C Shareholder(s) shall cease to have the right to nominate, appoint or remove the Class C Shareholder Director(s) pursuant to Section 5.1 (Board of Directors), and the remaining provisions of Section 5 (Corporate Governance) shall be deemed to be amended automatically after February 8, 2015, and,

(iii)	such Breaching Class C Shareholder(s) shall have the right set forth in Section 2.5 (No Second Completion Put Right) below.

(b)	For the avoidance of doubt, if only one of the Class C Shareholders breaches its obligations under the Subscription Agreement in respect of the Second Completion, only the Breaching Class C Shareholder shall lose such rights under this Agreement pursuant to this Section 2.3, and the non-Breaching Class C Shareholder’s rights shall not be affected.

2.4	No Second Completion Call Right.

(a)	Without prejudice to Section 2.3, if there are any Breaching Class C Shareholder(s), the Class A Shareholder shall have the right (the “No Second Completion Call Right”), but not the obligation, exercisable by the delivery of a notice signed by the Class A Shareholder (the “No Second Completion Call Notice”) within 90 days after February 8, 2015 (“No Second Completion Call Period”), to require the Breaching Class C Shareholder(s) to sell to the Class A Shareholder(s) or its designated purchaser all of its/their Class C Shares at a price equal to, for each Breaching Class C Shareholder, US$19,000,000 (being US$20,000,000 minus agreed liquidated damages of US$1,000,000) (the “No Second Completion Call Price”).

(b)

Upon the delivery of the No Second Completion Call Notice within the No Second Completion Call Period, unless a No Second Completion Put Notice has been delivered by the Breaching Class C Shareholder pursuant to Section 2.5 below, the Breaching Class C Shareholder(s)

shall be obligated to sell all of its/their Class C Shares at the No Second Completion Call Price to the Class A Shareholder(s) or its designated purchaser. The closing of such sale and purchase shall occur within 30 days after the delivery of the No Second Completion Call Notice. At such closing, the Class C Shareholder(s) shall deliver certificates representing its/their respective Class C Shares, accompanied by duly executed instruments of transfer completed in favour of the Class A Shareholder or its designated purchaser and the Class C Shareholder’s portion of the requisite transfer taxes, if any, and the Company shall cause the Register of Members to be updated accordingly to reflect such transfer(s). The relevant Class C Shares shall be free and clear of any Encumbrance (other than Encumbrances arising hereunder), and each of the Breaching Class C Shareholder(s) shall so represent and warrant and shall further represent and warrant that it is the legal and beneficial holder of the relevant Class C Shares. The Class A Shareholder(s) or its designated purchaser shall deliver for payment at such closing the No Second Completion Call Price in cash in full. At such closing, all of the parties to the transaction shall execute such additional documents as may be necessary or appropriate to effect the sale of the Class C Shares. Any stamp duty or transfer taxes or similar fees payable on the transfer of any Class C Shares shall be borne and paid equally by the Class C Shareholder(s) on the one hand, and the purchaser, on the other hand.

2.5	No Second Completion Put Right.

(a)	In the event that the Class A Shareholder exercises its No Second Completion Call Right, the Breaching Class C Shareholder shall have a right to require all (but no less than all) of the Class C Shares then held by such Breaching Class C Shareholder be redeemed at par value together with the issuance of IMAX Corp Shares pursuant to Section 7.2(a) at the Total Investment Amount or redeemed for cash pursuant to Section 7.2(b). With respect to the redemption pursuant to Section 7.2(b), the amount will be reduced by liquidated damages of US$1,000,000 for each Breaching Class C Shareholder (the “No Second Completion Put Right”).

(b)	A Breaching Class C Shareholder may exercise the No Second Completion Put Right by delivery of a written notice to IMAX Corp, the Class A Shareholder and the Company within three days after the delivery of the No Second Completion Call Notice, specifying whether it is electing to redeem its shares at par value together with the issuance of IMAX Corp Shares or redeem its shares for cash in accordance with Section 2.5(a).

(c)	Closing. Closing of the redemption of the Breaching Class C Shareholder’s Class C Shares and the issuance to such Class C Shareholder of the IMAX Corp Shares shall occur within 20 Business Days after the date of the written notice issued by the breaching Class C Shareholder pursuant to Section 2.5(b).

2.6	Year Five No Second Completion Exit Right.

(a)	If the Class A Shareholder does not exercise its No Second Completion Call Right, the Breaching Class C Shareholder shall have a right, after the fifth (5th) anniversary of the First Completion, to require the Class A Shareholder to purchase all, but not less than all, of the Class C Shares then held by such Class C Shareholder in accordance with this Section 2.6 (the “Year Five No Second Completion Exit Right”).

(b)	A Breaching Class C Shareholder may exercise the Year Five No Second Completion Exit Right by delivery of a written notice to the Class A Shareholder and the Company within 10 days after the fifth anniversary of the First Completion. Following delivery of such notice, the provisions of Sections 7.1(a) to (c), 7.2 and 7.4 shall apply, mutatis mutandis to the Year Five No Second Completion Exit Right.

(c)	Closing. Closing of the redemption of the Breaching Class C Shareholder’s Class C Shares and the issuance to such Class C Shareholder of the IMAX Corp Shares shall occur within 20 Business Days after the notice delivered by the Class A Shareholder pursuant to Section 2.6(b).

SECTION 3

RESTRICTIONS ON TRANSFER OF SHARES

3.1	Limitation on Transfer. Except for the provision of a mortgage or pledge over the Shares to financing banks pursuant to a bona fide financing transaction, neither IMAX Corp nor any Shareholder shall, directly or indirectly, sell, give, assign, hypothecate, mortgage, pledge, encumber, grant a security interest in or otherwise dispose of, or suffer to exist (whether by operation of law or otherwise) any Encumbrance on, any Shares or any right, title or interest therein or thereto (each, a “Transfer”) except as expressly permitted by Section 2.4 (No Second Completion Call Right), Section 2.5 (No Second Completion Put Right), Section 2.6 (Year Five No Second Completion Exit Right), this Section 3, Section 7 (IPO, Redemption and Share Issuance) or Section 8 (Put and Call Rights Upon Change of Control of IMAX Corp).

3.2	Transfers in Compliance with Law. Notwithstanding any other provision of this Agreement, no Transfer may be made pursuant to this Section 3 unless (a) the transferee has agreed in writing to be bound by the terms and conditions of this Agreement (and the transfer mechanics under the Charter Documents) pursuant to a Joinder substantially in the form attached hereto as Exhibit B, (b) the Transfer complies in all respects with the other applicable provisions of this Agreement (and the transfer mechanics under the Charter Documents) and (c) the Transfer complies in all respects with applicable securities laws. If requested by the Company in its reasonable discretion, an opinion of counsel to such transferring Shareholder shall be supplied to the Company, at such transferring Shareholder’s expense, to the effect that such Transfer complies with applicable securities laws.

3.3	Permitted Transfers. Notwithstanding anything to the contrary herein, the following Transfers may be made without compliance with the provisions of this Section 3 except for Section 3.2 (Transfers in Compliance with Law) after the Second Completion:

(a)	any Transfer by a Shareholder to any Affiliate of such Shareholder;

(b)	any Transfer by a member, partner or co-investor of any of the Class C Shareholders of its direct or indirect interest in any such Class C Shareholder; provided, that in connection with any Transfer pursuant to this clause (b), with respect to (1) FV, FountainVest Partners (Asia) Limited and their Affiliates maintain Control of FV, and (2) CMC, CMC Capital Partners and their Affiliates maintain Control of CMC; or

(c)	any sale of Shares on the public market in connection with or following an IPO.

A Person described with respect to a Shareholder in clause (a) of this Section 3.3 is hereinafter referred to as a “Permitted Transferee” of such Shareholder. If a transferee of Shares pursuant to clause (a) of this Section 3.3 at any time ceases to be a Permitted Transferee of the transferring Shareholder, the transferee shall Transfer such Shares back to such transferring Shareholder.

3.4	Transfer of Class C Shares.

(a)	No Transfers before Second Completion. Notwithstanding any other provision of this Agreement, the Class C Shareholders shall not Transfer any Class C Shares before the Second Completion other than a Transfer pursuant to (i) Section 2.4 (No Second Completion Call Right), (ii) Section 2.5 (No Second Completion Put Right), (iii) Section 3.5(c) (Drag-Along Rights), (iv) Section 3.5(d) (Tag-Along Rights), (v) Section 3.5(e) (IMAX China Sale Put Right), (vi) Section 7 (IPO, Redemption and Share Issuance), and (vii) Section 8 (Put and Call Rights Upon Change of Control of IMAX Corp). For the avoidance of doubt, CMC shall not assign any of its rights or obligations for the subscription of the CMC Second Completion Shares (as defined in the Subscription Agreement) to any other Person prior to the Second Completion, and FV shall not assign any of its rights or obligations for the subscription of the FV Second Completion Shares to any other Person prior to the Second Completion, provided, that notwithstanding the foregoing, any permitted transferee of the Class C Shares prior to Second Completion shall acquire, and be bound by, the obligation to proceed with the Second Completion.

(b)	Transfers Subject to Right of First Offer. Subject to Section 3.4(a), if any Class C Shareholder proposes to Transfer all of its Class C Shares, the Class A Shareholder shall have a right of first offer with respect to such Transfer as provided in this Section 3.4.

(c)	Class C Transfer Notice. If a Class C Shareholder (the “Transferring Shareholder”) proposes to Transfer all of its Class C Shares, the Transferring Shareholder shall send written notice (the “Class C Transfer Notice”) to the Class A Shareholder, which notice shall state (i) the name of the Transferring Shareholder and (ii) the number of Shares to be Transferred (the “Offered Shares”).

(d)	Rights of the Class A Shareholder. For a period of 30 days after delivery of a Class C Transfer Notice (the “Offer Period”), the Class A Shareholder and the Transferring Shareholder shall negotiate in good faith in respect of the terms and conditions of the proposed sale and purchase of the Offered Shares. The Class A Shareholder may assign to an Affiliate of the Class A Shareholder its right to acquire the Offered Shares pursuant to this Section 3.4.

(e)	Sale to Third Party Purchaser. If the Parties are unable to agree upon the terms of the proposed Transfer within the Offer Period, the Transferring Shareholder may Transfer all, but not less than all, of the Offered Shares to one or more third parties; provided, however, that (i) at any time prior to the occurrence of any redemption event set out in Section 7 or Section 8, the prior written consent of the Class A Shareholder for the proposed Transfer shall be required and the Transferring Shareholder shall provide reasonable details of the proposed Transfer to the Class A Shareholder, which consent shall not be unreasonably withheld, and provided further that the Class A Shareholder shall not be deemed to be withholding its consent unreasonably in the event that the Transferring Shareholder proposes to Transfer any Class C Shares to a Competitor or to any Person who does not provide at least equivalent strategic and financial value to the Company as those of the Transferring Shareholder; (ii) such sale is bona fide, (iii) the price for the sale to the Transferee is a price higher than the lowest price offered by the Transferring Shareholder during negotiations to the Class A Shareholder and the sale is otherwise on terms and conditions no less favorable to the Transferring Shareholder than those offered to the Class A Shareholder and (iv) the Transfer is made within 90 days of the expiry of the Offer Period. If such a Transfer does not occur within such 90 day period for any reason, the restrictions provided for herein shall again become effective, and no Transfer of Class C Shares may be made by the Transferring Shareholder thereafter without again making an offer to the Class A Shareholder in accordance with this Section 3.4.

(f)

Closing. The closing of any purchase of Offered Shares by the Class A Shareholder shall be held at the principal office of the Company at 11:00 a.m. local time on the 45th day after the giving of the Class C Transfer Notice or at such other time and place as the parties to the transaction may agree. The said 45 day period shall be extended for an additional period of up to 45 days if necessary to obtain any Regulatory Approvals required for such purchase and payment. At such closing, the Transferring Shareholder shall deliver certificates representing the Offered Shares, accompanied by duly executed instruments of transfer and the Transferring Shareholder’s portion of the requisite transfer taxes, if any and the Company shall cause the Register of members to be updated accordingly to reflect such transfer(s). Such Offered Shares shall be free and clear of any Encumbrance (other than Encumbrances arising hereunder or attributable to actions by the Class A Shareholder), and the Transferring Shareholder shall so represent and warrant and shall further represent and warrant that it is the legal and beneficial holder of such Offered Shares. The Class A Shareholder shall deliver for payment at such closing (or on such later date or dates as may be provided in the Class C Transfer Notice with respect to payment of consideration by the proposed transferee) the price payable in cash in full. At such closing, all of the parties to the transaction shall execute such additional documents as may be necessary or appropriate to effect the sale of the Offered Shares to the Class A Shareholder. Any stamp duty or transfer taxes or fees payable on the transfer of any Offered Shares shall be borne and paid equally by the Transferring Shareholder and the Class A Shareholder.

3.5	Transfer of Class A Shares.

(a)	Class A Transfer Notice. Prior to a Qualified IPO, subject to Sections 2.3 and 3.5(d)(iii), if the Class A Shareholder proposes to Transfer any Class A Shares to one or more unrelated bona fide third parties, such Shareholder shall send a written notice (a “Class A Transfer Notice”) to the Class C Shareholders stating (i) the name and address of the proposed transferee (the “Transferee”), (ii) the number of Class A Shares to be Transferred, (iii) the number of Class A Shares that the Class A Shareholder then owns, (iv) the consideration payable per Class A Share, (v) if the proposed Transfer involves the Transfer of, together with all prior Transfers of Class A Shares by the Class A Shareholder, more than 50% of the then outstanding Class A Shares (which, for the avoidance of doubt, shall be inclusive of all previously Transferred Class A Shares), whether via share transfer, merger, consolidation or other business combination or otherwise in a single or a series of related transactions (a “Qualifying Drag Transaction”), whether the Class A Shareholder elects to exercise its Drag-Along Right, and (vi) the number of Class C Shares required to be sold by each Class C Shareholder (the “Drag-Along Shares”) if the Drag-Along Right is exercised.

(b)

Applicable Provisions. If the Class A Shareholder elects to exercise its Drag-Along Right, the provisions of Section 3.5(c) (Drag-Along Rights) shall apply. If the Class A Shareholder does not elect to exercise its Drag-Along Right, the provisions of Section 3.5(d) (Tag-Along Rights) shall apply, provided that if the proposed Transfer is a Qualifying Drag Transaction and the Class A Shareholder has not

elected in the Class A Transfer Notice to exercise its Drag-Along Right in full and require the Class C Shareholders to Transfer all of the then outstanding Class C Shares, the Class C Shareholders shall have the right to elect to exercise either Tag-Along Rights or their rights under Section 3.5(e) (IMAX China Sale Put Right). For the avoidance of doubt, each Class C Shareholder may only elect to exercise either its Tag-Along Right or its IMAX China Sale Put Right, but not both or a combination of both.

(c)	Drag-Along Rights. Subject to Section 3.5(f), if the proposed Transfer is a Qualifying Drag Transaction and the Class A Shareholder has elected in the Class A Transfer Notice to exercise its right to require the Class C Shareholders to sell all or part of their Class C Shares (provided that if the relevant Class A Transfer Notice is delivered after the First Completion Date and before the Second Completion Date, the Class A Shareholder must require that all but no less than all of the Class C Shares be transferred pursuant to the Class A Transfer Notice) (the “Drag-Along Right”), upon receipt of the Class A Transfer Notice, each Class C Shareholder shall be obligated to, subject to Section 3.7 (i) sell its respective Drag-Along Shares, free and clear of any Encumbrance, in the transaction contemplated by the Class A Transfer Notice on the same terms and conditions as those of the Class A Shareholder (including payment of its pro rata share of all costs associated with such transaction) and (ii) otherwise take all necessary action to cause the consummation of such transaction, including executing documents as may reasonably be requested by the Class A Shareholder and voting its Shares in favor of such transaction and not exercising any appraisal rights in connection therewith.

(d)	Tag-Along Rights.

(i)

If (x) the proposed Transfer by the Class A Shareholder is not a Qualifying Drag Transaction or (y) if the proposed Transfer is a Qualifying Drag Transaction but the Class A Shareholder has not elected in the Class A Transfer Notice to exercise its Drag-Along Right in full to require the Class C Shareholders to Transfer all of the then outstanding Class C Shares, each Class C Shareholder shall have the right (the “Tag-Along Right”) but not the obligation to require the Transferee to purchase from such Class C Shareholder, for the same consideration per Share and upon the same terms and conditions as to be paid and given to the Class A Shareholder, (A) if the relevant Tag-Along Notice (as defined below) is delivered after the Second Completion Date and if the proposed Transfer is not a Qualifying Drag Transaction, a number of Class C Shares equal to the product of the total number of Class C Shares held by such Class C Shareholder multiplied by a fraction, the numerator of which is the number of Class A Shares proposed to be Transferred by the Class A Shareholder and the

denominator of which is the total number of Class A Shares held by the Class A Shareholder, and (B) if the proposed Transfer is a Qualifying Drag Transaction, all of the Class C Shares held by such Class C Shareholder. If the relevant Tag-Along Notice is delivered prior to the Second Completion Date, a Class C Shareholder exercising its Tag-Along Right must tag all but not less than all of its Class C Shares.

(ii)	Within 20 days following the delivery of a Class A Transfer Notice, each Class C Shareholder who elects to exercise its Tag-Along Right shall deliver a written notice (the “Tag-Along Notice”) of such election to the Class A Shareholder, specifying (i) the number of Class C Shares with respect to which it has elected to exercise its Tag-Along Right, as determined by Section 3.5(d)(i) above and (ii) the number of Class C Shares that the Class C Shareholder then owns. In order to be entitled to exercise its Tag-Along Right, each electing Class C Shareholder must agree, subject to Section 3.7, to Transfer the Class C Shares on the same terms and conditions as those of the Class A Shareholder (including payment of its pro rata share of all costs associated with such transaction). If any Class C Shareholder has not exercised its Tag-Along Right during the 20 day period referred to in this subsection above, the Tag-Along Right shall automatically terminate without any further action by any Party, and none of the Parties shall have any further rights, duties or obligations hereunder relating to the Tag-Along Right with respect to the Transfer set out in the Class A Transfer Notice.

(iii)	Notwithstanding the foregoing, the Class C Shareholders’ Tag-Along Right shall not apply to the Transfer of up to 1,350,000 in the aggregate by the Class A Shareholder, provided that such Transfers are made to unrelated third parties on an arm’s length basis and pursuant to bona fide transactions.

(e)	IMAX China Sale Put Right.

(i)

Subject to Section 2.3, if the proposed Transfer is a Qualifying Drag Transaction and the Class A Shareholder has not elected in the Class A Transfer Notice to exercise its Drag-Along Right in full and to require the Class C Shareholders to Transfer all of the then outstanding Class C Shares, each Class C Shareholder shall have the right, exercisable by the delivery of a notice signed by such Class C Shareholder (the “IMAX China Sale Put Notice”) within 30 days after receipt of the Class A Transfer Notice, to require the Class A Shareholder or a Person designated by it to purchase all (but no less than all) of its Class C Shares on the same terms and conditions as those applicable to the Class A Shareholder, subject to Sections 3.5(f) and 3.7 (the “IMAX China Sale Put Right”). The IMAX China Sale

Put Notice shall specify (i) the name of the Class C Shareholder, (ii) the number of Class C Shares that the Class C Shareholder elects to sell (the “IMAX China Sale Put Shares”) and (iii) the number of Class C Shares that the Class C Shareholder then holds.

(ii)	Upon receipt of a IMAX China Sale Put Notice, the Class A Shareholder shall be obligated to purchase, or procure to be purchased, the IMAX China Sale Put Shares, free and clear of any Encumbrance, in the transaction contemplated by the Class A Transfer Notice on the same terms and conditions as those of the Class A Shareholder (including payment of its pro rata share of all costs associated with such transaction), subject to Sections 3.5(f) and 3.7. If the Class C Shareholders have not exercised the IMAX China Sale Put Right during the 30 day period referred to in Section 3.5(e)(i), the IMAX China Sale Put Right shall automatically terminate without any further action by any Party, and none of the Parties shall have any further rights, duties or obligations hereunder relating to the IMAX China Sale Put Right.

(f)

Minimum Return for Class C Shareholders. If the Transfer made by the Class C Shareholders is made pursuant to the exercise of the Drag-Along Right or the IMAX China Sale Put Right, the Class A Shareholder and IMAX Corp shall procure that each Class C Shareholder shall receive, for each Class C Share, including consideration received in the Transfer and any dividends or other distributions paid on such Class C Share, (x) a return of at least the Original Class C Share Price multiplied by 2.25 if the relevant transaction is consummated within 18 months immediately after the First Completion Date, or (y) a return of at least the Original Class C Share Price multiplied by 2.75 if the relevant transaction is consummated after 18 months after the First Completion Date; provided that, this Section 3.5(f) shall not apply if the Transfer of Class A Shares and the corresponding Transfer of Class C Shares pursuant to either the Drag-Along Right or the IMAX China Sale Put Right are initiated primarily due to the implementation of laws, regulation, or decrees in the PRC (which are not actually or prospectively in force on the date of this Agreement) that (A) would have a materially disproportionate impact on the Company’s ability to own and conduct its primary business due to the foreign-owned nature of IMAX Corp’s ownership interest in the Company, relative to non-foreign-owned cinema services providers in the PRC, and (B) based on the Company’s good faith determination after good faith consultation with the Class C Shareholders, are reasonably likely to, within a reasonable period of time (and in any event, within one year following such implementation), prohibit or materially restrict the ordinary conduct of the Company’s primary business; provided, further, that the foregoing proviso shall not apply if such legal or regulatory requirement or related action by a Governmental Authority arose against the Group or IMAX Corp directly as a result of willful or grossly negligent violations of material applicable law, regulation or decree by the Group or IMAX Corp.

3.6	Avoidance of Restrictions. The Parties agree that the Transfer restrictions in this Agreement and in the Charter Documents shall not be capable of being avoided by the holding of Shares indirectly through a company or other entity that can itself be sold in order to dispose of an interest in Shares free of such restrictions. Any Transfer or other disposal of any shares (or other interest) resulting in any change of Control of a Shareholder or of any company (or other entity) having Control over that Shareholder shall be treated as being a Transfer of the Shares held by that Shareholder (including, for the avoidance of doubt, any such Transfer or other disposal of IMAX Barbados by IMAX Corp), and the provisions of this Agreement and the Charter Documents that apply in respect of the Transfer of Shares shall thereupon apply in respect of the Shares so held; provided that any Transfer or other disposal of IMAX Corp Shares that result in a Change of Control of IMAX Corp shall be governed by Section 8.

3.7	Shareholder Obligations and Liabilities. In the event of a Transfer pursuant to Section 3.4, 3.5(c), 3.5(d) or 3.5(e), the Class C Shareholders (i) shall agree to make, severally and not jointly, representations and warranties relating to their legal and beneficial holding of the Class C Shares, their authority to Transfer, the absence of any litigation or conflicts in respect of such Transfer and such other fundamental representations and warranties as may be necessary, (ii) shall not be obligated to make any other representations or warranties, including general Company representations or warranties, other than those set forth in clause (i) of this Section 3.7, and (iii) shall provide indemnities in connection with such Transfer as may be required by clause (i). Any liabilities relating to such Transfer shall be borne on a pro rata basis based on the consideration actually received by each Shareholder and in any event shall not exceed the net proceeds actually received by such Shareholder from such Qualifying Drag Transaction.

3.8	Applicable to all Shares. This Agreement shall apply to all Shares acquired by Shareholders after the date of this Agreement, including, for Class C Shareholders, Class C Shares acquired by Class C Shareholders at the Second Completion.

3.9	Transfer of Exercisable Securities. Any Transfer of Equity Securities exercisable or convertible into or exchangeable for Shares will be deemed for the purposes of this Section 3 to be a Transfer of Shares.

3.10

Notice of Transfer. Within five Business Days after registering any Transfer of Shares or other Equity Securities in the Company on the Register of Members (for shares) or in its books (for other Equity Securities), the Company shall send a notice to each Shareholder stating that such Transfer has taken place and setting forth the name of the transferor, the name of the transferee and the number and class of Shares or Equity Securities in the Company involved.

SECTION 4

PREEMPTIVE RIGHTS

4.1	Restrictions. The Company shall not issue any Equity Securities or any third party debt that (x) is rated below BBB or Baa3 by established credit rating agencies or (y) provides an interest rate of more than 10% per annum (any such debt, “High Yield Debt”) to any Person (the “Proposed Recipient”), including in accordance with Section 5.3, unless the Company has offered each Shareholder in accordance with the provisions of this Section 4 the right to purchase up to all of such Shareholder’s Pro Rata Share of such issuance for a per unit consideration, payable solely in cash, equal to the per unit consideration to be paid by the Proposed Recipient and otherwise on the same terms and conditions as are offered to the Proposed Recipient; provided that the foregoing restriction shall not apply to (i) the issuance of Shares in a public offering approved by the Board in accordance with this Agreement, or (ii) the issuance pursuant to Section 5.5.

4.2	Notice. Not less than 20 days before a proposed issuance of securities other than in connection with an issuance permitted under Section 4.1 (a “Proposed Issuance”), the Company shall deliver to each Shareholder written notice of the Proposed Issuance setting forth (i) the number, type and terms of the Equity Securities or High Yield Debt to be issued, (ii) the consideration to be received by the Company in connection with the Proposed Issuance and (iii) the identity of the Proposed Recipients.

4.3	Exercise of Rights. Within 20 days following delivery of the notice referred to in Section 4.2 (such period, the “Preemptive Offer Period”), each Shareholder electing to exercise its rights under this Section 4 shall give written notice to the Company specifying the number of securities such Shareholder is willing to purchase and the calculation by such Shareholder of its Pro Rata Share. Failure by any Shareholder to give such notice within the Preemptive Offer Period shall be deemed a waiver by such Shareholder of its rights under this Section 4 with respect to such Proposed Issuance.

4.4

Obligations of the Company. If the Company does not receive notices during the Preemptive Offer Period with respect to all of the securities offered, then the Company may issue such remaining offered securities to the Proposed Recipient(s) for a consideration per unit set out in the Company’s notice in Section 4.2 and otherwise on the same terms and conditions as those offered to the exercising Shareholders at any time within 30 days following the Preemptive Offer Period; provided, that in connection with and as a condition to such issuance (solely in the case of any issuance of Shares), each Proposed Recipient of such Shares who is not then a party to this Agreement shall execute and deliver to the Company an agreement (a copy of which the Company shall then deliver to each Shareholder) pursuant to which such Proposed Recipient agrees to be bound by the terms of this Agreement. In the event that all of the remaining offered securities are not so issued during such

30 day period, the right of the Company to issue such unsold securities shall expire and the obligations of this Section 4 shall be reinstated and such securities shall not be offered unless first reoffered to the Shareholders in accordance with this Section 4.

SECTION 5

CORPORATE GOVERNANCE

5.1	Board of Directors.

(a)	Number and Composition. The number of Directors constituting the entire Board initially shall be nine. Subject to Sections 2.3 and 5.1(c), each Shareholder shall vote its shares at any Shareholders Meeting called for the purpose of filling the positions on the Board or in any written consent of Shareholders executed for such purpose to elect, and shall take all other actions necessary to ensure the election to the Board of, (i) so long as FV, together with its Affiliates, meets the Minimum Ownership Requirement, one FV nominee (the “FV Director”), (ii) so long as CMC, together with its Affiliates, meets the Minimum Ownership Requirement, one CMC nominee (the “CMC Director”, and together with the FV Director, the “Class C Directors”), and (iii) seven nominees of the Class A Shareholder, among which one nominee shall be an independent director who shall be reasonably satisfactory to the Class C Shareholders.

(b)	Observers. Subject to Section 2.3, so long as each of FV and CMC, together with their respective Affiliates, meets the Minimum Ownership Requirement, each of FV and CMC shall have the right to appoint one observer to Board meetings. The observers may attend Board meetings but shall not have any vote at any Board meeting.

(c)	Consultation with IMAX Corp. Prior to the appointment of a Class C Shareholder Director or an observer to the Board, each Class C Shareholder shall consult with IMAX Corp with respect to the identity of the potential appointee, and shall take into consideration in good faith any objections raised by IMAX Corp in connection therewith and provided that the Class C Shareholders shall not appoint any individual to whom IMAX Corp has already objected prior to the date of this Agreement as either a Class C Shareholder Director (or as a proxy for any Class C Shareholder Director) or to serve as an observer.

(d)	Removal and Replacement of Directors.

(i)

Subject to Section 2.3, a Director shall be removed from the Board, with or without cause, upon, and only upon, the affirmative vote of the Shareholders in accordance with this Section 5.1(d) and the provisions of the Act. Each Shareholder shall vote its Shares for the removal of a Director upon the request of the Shareholder that nominated such Director.

Otherwise, no Shareholder shall vote for the removal of a Director.

(ii)	Subject to Section 2.3, in the event any Director resigns or is removed in accordance with Section 5.1(d)(i), the Shareholder that nominated such Director will have the right to nominate, appoint or remove such Director’s successor or replacement, and such successor or replacement Director shall be nominated and appointed on or as soon as practicable after the date of such resignation or removal.

(e)	Authority of Board. Subject only to the provisions of this Agreement and the Act:

(i)	the Board shall have ultimate responsibility for management and control of the Company;

(ii)	the Board shall be required to make all major decisions of the Company and all decisions outside the day to day business of the Company (including, without limitation, those referred to in Section 5.3). All matters in respect of such decisions must be referred to the Board, and no Shareholder or officer shall take any actions purporting to commit the Company in relation to any such matters without the approval of the Board. Each Shareholder shall cause the Director nominated by such Shareholder, if any, not to take any such actions or authorize any officers to take any such actions; and

(iii)	the Board shall not delegate its authority with respect to any matter relating to the management and control of the Company to any committee of the Board, unless the Class C Directors are designated members of any such committee.

(f)	Chairman of the Board. The Chairman of the Board shall be selected by a majority vote of the Directors. The Chairman shall not have a casting vote.

5.2	Board Meetings.

(a)	Frequency and Location. Meetings of the Board shall take place at least once in every quarterly period. Meetings shall be held in a location approved by a majority of the Directors.

(b)

Notice. A meeting may be called by the Chairman of the Board or any three other Directors or the Class C Directors as a group (provided that the Class C Directors may not call more than two meetings per calendar year and any meeting called by the Class C Directors shall count against the number of regular meetings to be held by the Board pursuant to Section 5.2(a)), in each case by giving notice in writing to the Company Secretary specifying the date, time and agenda for such meeting. The Company Secretary shall upon receipt of such notice give a copy of such notice to all Directors and the observers of such meeting, accompanied by a written agenda specifying the business of such meeting and copies of all papers relevant for such meeting. Not less than 7 days’ notice shall be given to all Directors; provided, however, that such notice period (i) shall not apply in the case of an adjourned meeting pursuant to Section 5.2(c) and (ii) may be reduced with the written consent of all of the Directors.

(c)	Quorum. All meetings of the Board shall require a quorum of at least six Directors; provided, however, that at any time when there are any Class C Shareholder Directors the quorum must include the Class C Shareholder Directors. If such a quorum is not present within one hour from the time appointed for the meeting due to the absence of the Class C Shareholder Directors, the meeting shall adjourn to such place and time as those Directors who did attend shall decide or, if no such decision is reached, at the same place and time seven days later, at which meeting the Directors present shall constitute a valid quorum, provided that notice of such adjourned meeting shall have been delivered to all Directors at least five days prior to the date of such adjourned meeting.

(d)	Voting. At any Board meeting, each Director may exercise one vote. Any Director may, by written notice to the Company Secretary, authorize another Director to attend and vote by proxy for such Director at any Board meeting. Except as provided in Section 5.3, the adoption of any resolution of the Board shall require the affirmative vote of a majority of the Directors present at a duly constituted meeting of the Board. The Board shall not at any meeting adopt any resolution covering any matter that is not specified on the agenda for such meeting unless all Directors are present at such meeting and vote in favor of such resolution.

(e)	Telephonic Participation. Directors may participate in Board meetings by telephone, and such participation shall constitute presence for purposes of the quorum provisions of Section 5.2(c).

(f)	Expenses. The reasonable costs of attendance of Directors at Board meetings shall be borne by the Company.

(g)	Action by Written Resolution. Any action that may be taken by the Directors at a meeting may be taken by a written resolution signed by all of the Directors.

5.3

Approval of Either Class C Shareholder. Subject to Section 2.3, so long as a Class C Shareholder and its Affiliates meet the Minimum Ownership Requirement (provided, that for purposes of this Section 5.3 only, the percentage “90%” used in the definition of “Minimum Ownership Requirement” shall be replaced with “75%” wherever used), the Company and IMAX Corp shall not, directly or indirectly, authorize or take any of the actions, or authorize or take or omit to take any action that would have the effect of any of the actions, set forth in Schedule 1 without the prior written consent of such Class C Shareholder.

5.4	Management Team. The Company will engage and retain a management team, the members of whom will be compensated by the Company. The Board shall have the right to appoint, remove or dismiss members of the management team, provided, however, that the Board shall reasonably consult with the Class C Shareholders and consider the views of the Class C Shareholders in good faith prior to any such appointment or removal.

5.5	Employee Stock Option Plan. From the date hereof until the occurrence of an IPO, the Company shall reserve such amount of Equity Securities of the Company representing 7% of all the outstanding Equity Securities in the Company on a fully-diluted basis immediately after the First Completion for directors and members of the management team of the Company (“Equity Reserved for Management”); provided, that all options that have been issued prior to the date hereof pursuant to the Company’s employee long term incentive plan adopted on October 29, 2012 shall be deemed to be included in, and count against, the Equity Reserved for Management. Any time during the period from the First Completion Date to the occurrence of an IPO, the Board shall have the right to implement an employee stock option plan, pursuant to which (a) up to 50% of the Equity Reserved for Management may be issued to directors and members of the management team of the Company in the form of Shares, and (b) the remainder of the Equity Reserved for Management may be issued in the form of warrant, option or other equity-linked derivatives; provided, that with respect to the warrants, options or other equity-linked derivatives that the Board may issue pursuant to clause (b) of this Section 5.5, if any such security is issued (i) during the six-month period following the First Completion Date, such security must be issued at an exercise price that is no less than the Original Class C Share Price, and (ii) thereafter, such security must be issued at an exercise price that is at least equivalent to its then fair market value; provided, further, that if such fair market value is less than the Original Class C Share Price, the Company must provide to the Class C Shareholders a written explanation of the difference with reasonable details and supporting financial statements. The Company may, at its sole discretion, issue phantom equity to the members of the management team which shall count against and be included as a part of the Equity Reserved for Management.

SECTION 6

DIVIDENDS

6.1

Dividends. Subject to Section 2.3, immediately prior to any IPO, the Board shall, to the extent permitted by law, declare special dividends on a pro rata basis to all the shareholders of the Company at such time (the “Pre-IPO Shareholders”) of an amount in the aggregate equal to 75% of the amount of the Net Cash of the Company immediately prior to such IPO (the “Dividend Amount”). If, as determined by the Board in good faith, any of such Dividend Amount is required to be used for a designated business purpose or will be required to fund operations in the ordinary course of business over the 12 month period immediately after the completion of the IPO (the “Withheld Amount”), the Company shall, to the extent permitted by law, pay to the Pre-IPO Shareholders the portion of such Dividend Amount less the Withheld Amount on a pro rata basis. The Withheld Amount (which shall be in the form of a note issued and payable by the Company to the Pre-IPO Shareholders) will be paid by the Company on a pro rata basis based on the pre-IPO relative ownership percentage of each such Pre-IPO Shareholder as soon as practicable after the IPO, taking into account any proceeds received by the Company from the IPO and the cash generated by the Business, and to the extent permitted by law, no later than the Business Day immediately following the date on which the post-IPO Net Cash of the Company is equal to or exceeds the higher of US$10,000,000 and 200% of the Withheld Amount.

SECTION 7

IPO, REDEMPTION AND SHARE ISSUANCE

7.1	IPO. Subject to Sections 2.3 and 7.3, if a Qualified IPO has not occurred by the fifth anniversary of the First Completion Date (the “IPO Deadline”), notwithstanding an IPO may have occurred on or before the IPO Deadline, each Class C Shareholder may deliver a written notice (the “Valuation Notice”) to the Company requesting the calculation of the fair market value of the equity value of the Company, which value shall be expressed as a single value as opposed to a range of values (the “EqVC1”). The Valuation Notice may only be delivered within 45 days after the IPO Deadline. If more than one Class C Shareholder delivers a written notice, then both Class C Shareholders shall coordinate with each another so that the valuation process described herein is not conducted on two separate tracks with the Company.

(a)

Following delivery of the Valuation Notice, the Company and the applicable Class C Shareholder shall discuss in good faith the EqVC1 at such time. If the relevant Parties cannot agree upon the EqVC1 within 60 days of the delivery of the Valuation Notice by such Class C Shareholder (the “Consensus Period”), then such Class C Shareholder shall appoint an internationally reputable investment bank that is not headquartered in China) (for the avoidance of doubt, such Class C Shareholder may appoint Hong Kong, China or other Asian based Subsidiaries or branches of international investment banks) (the “Investor’s Appraiser”), and the Company shall appoint another internationally reputable investment bank (the “Company’s Appraiser”), for each to provide a valuation of the EqVC1; provided, however, that neither the Investor’s Appraiser nor the Company’s Appraiser shall be an investment bank that has provided services to, has received fees in excess of US$2,000,000 from, or that has been engaged on more than three occasions by, such Class C Shareholder, the Company or any of their respective Affiliates, as applicable, in the two years before such appointment (for the avoidance of doubt, the engagement of such investment banks by such Class C Shareholder’s non-Controlled portfolio companies for securities issuances and other financial services shall not be so included) (each, a “Qualified Appraiser”); provided, further that if, according to such standard, none of the six investment banks set forth in Section 7.1(b)(iii)(2) can be appointed, the foregoing definition of Qualified Appraiser shall be deemed to exclude the word “non-Controlled”. The Investor’s Appraiser and the Company’s Appraiser shall be required to provide their respective valuations of the EqVC1 within three months following delivery of the Valuation Notice. The Company shall fully cooperate with the provision of information necessary for any such appraisal.

(b)	The EqVC1 shall be determined as follows:

(i)	if the relevant Parties agree on the EqVC1 within the Consensus Period, the EqVC1 shall be the agreed valuation;

(ii)	if between the valuations provided by the Investor’s Appraiser (the “Investor’s Valuation”) and the Company’s Appraiser (the “Company’s Valuation”), the lower valuation is equal to or exceeds 85% of the higher valuation, the EqVC1 shall be the average between the two valuations;

(iii)	if the lower valuation is less than 85% of the higher valuation, the EqVC1 shall be determined in accordance with the following procedure:

(1)	The Company and the relevant Class C Shareholder shall, within 30 days after the delivery of both the Company’s Valuation and the Investor’s Valuation, agree and appoint a third internationally reputable investment bank (the “Third Appraiser”) to provide a valuation of the EqVC1; provided that the Third Appraiser shall also be a Qualified Appraiser.

(2)

If the Company and the relevant Class C Shareholder fail to agree on the identity of the Third Appraiser within such 30-day period, the Third Appraiser shall be selected as follows: the names of Goldman Sachs, UBS Securities, JP Morgan Chase, Merrill Lynch, Credit Suisse and Citigroup (or their respective successor firms) shall be placed in a hat; provided that, each of these banks is at such time actively covering and publishing research reports on IMAX Corp; and provided, further that if any of these banks has already been selected as either the Investor’s Appraiser or the Company’s Appraiser, then the name(s) of such bank(s) shall not be placed in the hat. A representative of the applicable Class C Shareholder and a representative of the Company shall then (A) take turns to draw a name from the hat each time until there is only one investment bank’s name left in the hat, and such investment bank shall be selected as the Third Appraiser, and (B) flip a coin to determine whether the parties will use the Hong Kong based branch or the U.S. based branch of such investment bank as the Third Appraiser.

(iv)	The Third Appraiser shall be instructed to provide its valuation of the EqVC1 (the “Third Valuation”) within 30 days of its appointment.

(v)	The EqVC1 shall be the average between the two valuations, among the Third Valuation, the Investor’s Valuation and the Company’s Valuation, that are closest.

(vi)	The Company shall bear the costs and expenses related to the engagement of the Company’s Appraiser; the applicable Class C Shareholder shall bear the costs and expenses related to the Investor’s Appraiser; and the Company, on one hand, and the Class C Shareholder, on the other hand, shall share the costs and expenses related to the engagement of the Third Appraiser equally.

(c)	Each of the Investor’s Appraiser, the Company’s Appraiser and the Third Appraiser (each, an “Appraiser”) shall be provided with the same financial and operation-related information about the Company and its Subsidiaries, including the latest three years business plan which has been approved by the Board in the fiscal year ended prior to the year in which the IPO Deadline falls, including the revenue, the Company EBITDA, the IMAX Corp EBITDA, earnings per share, relevant balance sheet information, including what is required to calculate equity value, and other relevant projections of the Company and its Subsidiaries for the five-year period commencing from the beginning of the year in which the IPO Deadline falls (together with any more recent or updated projections reviewed by the Board, if available), to facilitate its valuation of the EqVC1. The Company, on the one hand, and the applicable Class C Shareholder, on the other hand, shall severally and jointly instruct the Company’s Appraiser, the Investor’s Appraiser and the Third Appraiser, as applicable, to carry out their appraisal (x) without bias, (y) in consideration of the management business plan and other factors based on its own diligence of the Business, as well as publicly available research projections, and (z) considering the following factors and assumptions:

(i)	assuming no premium or strategic value due to third-party interest or bid speculation;

(ii)	considering the same multiple of IMAX Corp EBITDA and the earnings per share at which IMAX Corp stock is then trading, considering where it would be appropriate to adjust for (iii) below;

(iii)	considering the relative growth rate of the Company, including considering historical growth rates as a consideration in projecting future growth rates (for example, if the Company grows faster than IMAX Corp, considering using a higher EBITDA multiple for the Company than that of IMAX Corp);

(iv)	assuming the Company has ownership or use rights of the brand name, intellectual property, technologies and other similar rights for the Business (and, as applicable, any Unrelated Business) in Greater China as set out in the IMAX Agreements;

(v)	assuming the Company has qualified and independent senior management and personnel to conduct its business in the ordinary course; and

(vi)	considering valuing the Company’s interest in the TCL JV on a “sum-of-the-parts” basis separately from the Company, and considering taking into account the Class C Shareholder’s veto right with respect to contributions thereto.

7.2	Redemption and Share Issuance. After determination of the EqVC1 in accordance with Section 7.1, each Class C Shareholder may elect to, by delivering prior written notice to the Company and IMAX Corp (the “Redemption Notice”) request that all (but no less than all) of the Class C Shares then held by such Class C Shareholder be:

(a)	redeemed by the Company at par value together with the issuance of such number of IMAX Corp Shares equal to the number derived by dividing the Total Investment Amount by the Exchange Share Price (as adjusted for any subdivision, combination or dividend in IMAX Corp Shares) (the “Maximum Share Number”), provided that IMAX Corp is then publicly traded and listed on a Qualified Stock Exchange;

(b)	redeemed by the Company at par value together with the payment by IMAX Corp in cash at a per share price equal to the Original Class C Share Price as consideration less aggregate par value paid by the Company; or

(c)

redeemed by the Company at par value together with the exchange and/or redemption at the Pro Rata Share of the EqVC1 (less aggregate par value paid by the Company), with consideration being paid with up to the Maximum Share Number and the remainder of the consideration paid with cash (the “FMV Flip Up Option”); provided, that (i) in respect of the portion of the Pro Rata Share of the EqVC1 that is equal to the Total Investment Amount, such Class C Shareholder shall have the right, in its sole discretion, to elect for such portion to be (A) redeemed entirely in cash, or (B) exchanged entirely for IMAX Corp Shares up to the Maximum Share Number, or (C) redeemed and exchanged with a combination of cash and IMAX Corp Shares, and (ii)

the remaining portion shall be paid in cash and/or additional IMAX Corp Shares, the election of which shall be at IMAX Corp’s sole discretion, provided that the maximum number of IMAX Corp Shares that may be issued as consideration shall be the Maximum Share Number, and provided further that IMAX Corp is then publicly traded and listed on a Qualified Stock Exchange. Such election shall be notified by IMAX Corp to such Class C Shareholder within five Business Days after delivery of the Redemption Notice. Any fractional amount IMAX Corp Shares shall be paid in cash in lieu of fractional shares.

Each Class C Shareholder shall specify in the Redemption Notice, as applicable, (i) which option set forth in Section 7.2(a), (b) or (c) such Class C Shareholder has elected, for the avoidance of doubt, shall be the same for all Class C Shares redeemed, (ii) the number of the Class C Shares to be redeemed by the Company, (iii) if the FMV Flip Up Option is chosen, which option set forth in Section 7.2(c)(i) such Class C Shareholder has elected. Provided that IMAX Corp is listed on a Qualified Stock Exchange at the time of the issuance of relevant IMAX Corp Shares, IMAX Corp shall use its best efforts to procure that all IMAX Corp Shares issued to a Class C Shareholder pursuant to this Section 7.2 shall, if applicable, be registered (under Form S-3 or otherwise) by IMAX Corp within 45 days after the issuance date of the relevant IMAX Corp Shares and be freely tradable upon the registration of the relevant IMAX Corp Shares and not be subject to any transfer restrictions (other than applicable securities law restrictions). The Redemption Notice shall be delivered within 20 days after the determination of the EqVC1 in accordance with Section 7.1, failing which the Class C Shareholders shall be deemed to have waived their rights under this Section 7.

7.3	Change in Share Price. If an IPO has occurred but no Qualified IPO has occurred by the IPO Deadline, the Class C Shareholders shall cease to have any rights under this Section 7 immediately upon the earlier of either (a) the average of the volume-weighted average price of Shares that are of the same class as Shares then held by Class C Shareholders (or of any other class into which the Shares held by the Class C Shareholders are convertible) traded on the relevant stock or securities exchange during any 15 consecutive trading days (excluding the first 10 trading days after an IPO) yields a return on each Class C Share equal to or greater than the IPO Floor, or (b) the volume-weighted average price of Shares that are of the same class as Shares then held by Class C Shareholders (or of any other class into which the Shares held by the Class C Shareholders are convertible) traded on the relevant stock exchange on each of any 10 consecutive trading days (excluding the first 10 trading days following an IPO) yields a return on each Class C Share equal to or greater than the IPO Floor. At such time as the conditions set forth in subsections (a) or (b) above are satisfied, the IPO will be deemed to be a Qualified IPO for the purposes of Section 7 hereof.

7.4	Redemption and Issuance. Upon the delivery of a Redemption Notice, the Company and IMAX Corp shall, in accordance with the Redemption Notice and to the extent permitted by applicable law, (a) redeem all of the outstanding Class C Shares of the applicable Class C Shareholder and pay to such Class C Shareholder the applicable redemption price within 20 days after receipt of the relevant notice, or (b) issue such number of IMAX Corp Shares to such Class C Shareholder within 30 days after the delivery of the relevant notice. The Class C Shareholder shall deliver its certificates of Class C Shares to the Company for cancellation at such time and place as the Company may designate.

7.5	Expiry of Rights. The provisions of this Section 7 shall expire and shall have no further force or effect if the Valuation Notice is not delivered by the Class C Shareholders within the time period set out in Section 7.2.

7.6	IPO Undertaking. The Parties acknowledge that it is the plan of the Company to conduct an IPO on or before the IPO Deadline. The Parties will cooperate in good faith and use commercially reasonable efforts to implement a Qualified IPO on or before the IPO Deadline, it being agreed that the Parties shall, in connection with such cooperation and efforts, consider all relevant circumstances including then existing market conditions but only in the best interest of the Company.

SECTION 8

PUT AND CALL RIGHTS UPON CHANGE OF CONTROL OF IMAX CORP

8.1	IMAX Corp CoC Put and Call Rights.

(a)	Subject to Section 2.3, if IMAX Corp reasonably believes that a transaction involving a Change of Control of IMAX Corp will occur, at a time deemed appropriate by IMAX Corp but in any event before the board of directors of IMAX Corp approves such transaction, IMAX Corp shall procure that the Class A Shareholder serve a confidential notice (the “IMAX Corp CoC Notice”) on each Class C Shareholder. The IMAX Corp CoC Notice shall include (i) the material terms of the IMAX Corp Change of Control transaction (including the EqVC2), and (ii) a calculation of the per share price for the Class C Shareholders to transfer Class C Shares pursuant to Section 8.2 below. Upon the receipt of the IMAX Corp CoC Notice, each Class C Shareholder shall (x) cease trading in any securities of IMAX Corp and (y) within three Business Days thereof, undertake to IMAX Corp in writing that it shall not buy or sell any securities of IMAX Corp in breach of applicable securities laws.

(b)	Upon receipt of the IMAX Corp CoC Notice,

(i)	each Class C Shareholder shall, pursuant to this Section 8, have the right (the “IMAX Corp CoC Put Right”) to cause IMAX Corp or its designated Person to purchase all, but no less than all of the Class C Shares held by such Class C Shareholder at a per share price equal to the IMAX Corp CoC Put Price determined pursuant to Section 8.2; and

(ii)	the Class A Shareholder shall, pursuant to this Section 8, have the right (the “IMAX Corp CoC Call Right”) to purchase or designate any of its Affiliates to purchase from the Class C Shareholders all, but no less than all of the then outstanding Class C Shares at a per share price equal to an amount that will generate a return on the Original Class C Share Price which shall provide the Class C Shareholders with an additional 0.25x return than the return generated by the IMAX Corp CoC Put Price, taking into account any dividends or other distributions already paid on the Class C Shares (the “IMAX Corp CoC Call Price”); provided, that IMAX Corp shall remain liable for the obligations of the Class A Shareholder and/or its designated Affiliates hereunder;

provided, however, that, if the Change of Control of IMAX Corp is completed within the first twelve months after the First Completion Date, all of the then outstanding Class C Shares shall be put at a per share price of no less than the Original Class C Share Price multiplied by 1.75, or called at a per share price of no less than the Original Class C Share Price multiplied by 2.0, in each case taking into account any dividend or other distribution that has been paid on the Class C Shares.

8.2	Calculation of IMAX Corp CoC Put Price.

(a)	The per Share price for the Class C Shareholders to transfer Class C Shares under Section 8.1(b)(i) (the “IMAX Corp CoC Put Price”) shall be equal to the amount determined by dividing the EqVC2 (as defined below) by the number of all outstanding Shares as of the date of the IMAX Corp CoC Notice. EqVC2 shall be calculated as follows.

EqVC2 = IC – the Financial Indebtedness of the Company + the Cash of the Company, in each case as of the Last Reported Quarter (refer to Exhibit C-2 for sample calculation)

Where: IC = IT * P

Where:

IT =	IMAX Corp Transaction-Based TEV

P =	the simple average of P1 and P2

P1=	Company LTM EBITDA / IMAX Corp LTM EBITDA

P2 =	Company LTM Unlevered Net Income / IMAX Corp LTM Unlevered Net Income (refer to Exhibit C-1 for sample calculation)

For purposes of calculating “P” above, any effect of the TCL JV shall be excluded, and any components of such calculation (including without limitation, income or loss) that are attributable to the TCL JV shall be deemed to be zero.

(b)	Within five Business Days after delivery of the IMAX Corp CoC Notice, each Class C Shareholder shall notify the Class A Shareholder whether they agree with or disagree with the proposed IMAX Corp CoC Put Price set out in the IMAX Corp CoC Notice. Commencing on and during such five Business Day period, IMAX Corp shall provide to the Class C Shareholders reasonable access to its books, records, working papers and personnel relating to the calculation of the IMAX Corp CoC Put Price and any other information reasonably requested by the Class C Shareholders in connection with their determination of the IMAX Corp CoC Put Price. If any Class C Shareholder fails to deliver such notice within such five Business Day period, they shall be deemed to have agreed with the IMAX Corp CoC Put Price set out in the IMAX Corp CoC Notice. If any Class C Shareholder notifies the Class A Shareholder within such five Business Day period that they disagree with the IMAX Corp CoC Put Price set out in the IMAX Corp CoC Notice, the IMAX Corp CoC Put Price shall be determined in accordance with Section 8.2(c).

(c)	On the day following the Class C Shareholders’ delivery of the notice pursuant to Section 8.2(b), unless the Class C Shareholders and the Class A Shareholder agree otherwise, one representative of the Class C Shareholders and one representative of the Class A Shareholder shall select an investment bank as follows: the names of the investment banks listed in Section 7.1(b)(iii)(2) shall be placed in a hat, provided that if any such investment bank is advising any party to the IMAX Corp Change of Control transaction, the name of such investment bank shall not be included. Each representative of the Class A Shareholder and the Class C Shareholders shall (A) take turns to draw one name from the hat, and the investment bank whose name remains in the hat shall be selected as the investment bank to be jointly appointed by the Parties, and (B) flip a coin to determine whether the parties will use the Hong Kong based branch or the U.S. based branch of such investment bank. The costs and expenses in relation to the appointed investment bank shall be shared equally between the Class A Shareholders, on the one hand, and the Class C Shareholders, on the other hand. The investment bank shall be instructed to determine the IMAX Corp CoC Put Price in accordance with Section 8.2(a) within 10 days of its appointment and to deliver its determination to the Parties at the same time. The IMAX Corp CoC Put Price determined by the investment bank in accordance with this Section shall be (i) final and binding on the Parties and shall not be subject to the dispute resolution provisions set out in Section 14.2 and (ii) shall be valid for a period of six months.

8.3

Exercise of the IMAX Corp CoC Put Right. The IMAX Corp CoC Put Right shall be exercisable upon delivery of a written notice by each Class C Shareholder (the “IMAX Corp CoC Put Notice”) to the Class A Shareholder

no later than five days after the IMAX Corp CoC Put Price is either agreed (or deemed agreed by the Class C Shareholders) or determined in accordance with Section 8.2(c) (the “IMAX Corp CoC Put Period”). The IMAX Corp CoC Put Notice shall specify the number of Class C Shares held by each Class C Shareholder. If any Class C Shareholder does not exercise the IMAX Corp CoC Put Right during the IMAX Corp CoC Put Period, the IMAX Corp CoC Put Right shall automatically terminate without any further action by any Party with respect to such Class C Shareholder, and such Class C Shareholder shall not have any further rights, duties or obligations hereunder relating to the IMAX Corp CoC Put Right. The IMAX Corp CoC Put Notice shall be irrevocable and shall constitute a binding agreement by the applicable Class C Shareholder to sell all the Class C Shares held by such Class C Shareholder to the Class A Shareholder (or its designated purchaser) at the IMAX Corp CoC Put Price subject only to the closing of the IMAX Corp Change of Control transaction.

8.4	Exercise of the IMAX Corp CoC Call Right. The Class A Shareholder may exercise the IMAX Corp CoC Call Right by delivery of a written notice (the “IMAX Corp CoC Call Notice”) to the Class C Shareholders no later than seven days after the IMAX Corp CoC Put Price is either agreed (or deemed agreed by the Class C Shareholders) or determined in accordance with Section 8.2(c) (the “IMAX Corp CoC Call Exercise Period”). The IMAX Corp CoC Call Notice shall specify the number of the Class C Shares held by each Class C Shareholder and the IMAX Corp CoC Call Price. If the Class A Shareholder has not exercised the IMAX Corp CoC Call Right during the IMAX Corp CoC Call Exercise Period, the IMAX Corp CoC Call Right shall automatically terminate without any further action by any Party, and none of the Parties shall have any further rights, duties or obligations hereunder relating to the IMAX Corp CoC Call Right. The IMAX Corp CoC Call Notice shall be irrevocable and shall constitute a binding agreement by the Class A Shareholder to purchase (or procure a designated purchaser to purchase) all the Class C Shares at the IMAX Corp CoC Call Price subject only to the closing of the IMAX Corp Change of Control transaction.

8.5

Adjustment to Price. In the event the actual total enterprise value of IMAX Corp in the completed Change of Control transaction is different from the amount used to calculate the IMAX Corp Transaction-Based TEV (including, for the avoidance of doubt, the Financial Indebtedness of IMAX Corp and the Cash as calculated in the completed Change of Control transaction), IMAX Corp shall (a) promptly notify the Class C Shareholders and include in such notice a reasonably detailed calculation of the IMAX Corp CoC Put Price and/or the IMAX Corp CoC Call Price, as applicable, based on the actual total enterprise value of IMAX Corp in the Change of Control transaction, and (b) provide to the Class C Shareholders reasonable access to its books, records, working papers and personnel relating to the calculation of the adjusted IMAX Corp CoC Put Price and/or the adjusted IMAX Corp CoC Call Price and any other information reasonably requested by the Class C Shareholders in order to verify such prices. The Parties agree that, in the event of any adjustment to the IMAX Corp CoC Put Price and/or the IMAX Corp CoC Call Price, as

applicable, pursuant to this Section 8.5, the per Share price for the Class C Shareholders to transfer Class C Shares under Section 8.1(b)(i) or Section 8.1(b)(ii), as applicable, shall be the adjusted IMAX Corp CoC Put Price and/or the IMAX Corp CoC Call Price, as applicable, pursuant to this Section 8.5.

8.6	Closing. With respect to each Class C Shareholder, in the event that an IMAX Corp Put Notice is delivered within the IMAX Corp CoC Put Period and an IMAX Corp CoC Call Notice is delivered within the IMAX Corp CoC Call Period, the notice that is first delivered to the intended party shall prevail and the other notice shall not be valid. The closing of the sale and purchase of the applicable Class C Shareholder(s)’ Class C Shares pursuant to this Section 8 shall be held, unless otherwise agreed by the applicable Parties, simultaneously with the closing of the IMAX Corp Change of Control transaction. At such closing, the applicable Class C Shareholder(s) shall deliver certificates representing all the Class C Shares held by such Class C Shareholder(s), accompanied by duly executed instruments of transfer and such Class C Shareholder(s)’ portion of the requisite transfer taxes, if any and the Company shall cause the Register of Members to be updated accordingly to reflect same. The applicable Class C Shares shall be free and clear of any Encumbrance (other than Encumbrances arising hereunder ), and each of the Class C Shareholders, as applicable, shall so represent and warrant and shall further represent and warrant that it is the legal and beneficial holder of its Class C Shares. The Company or its designated purchaser shall deliver at such closing payment in full in cash of the IMAX Corp CoC Put Price or the IMAX Corp CoC Call Price, as applicable. At such closing, all of the parties to the transaction shall execute such additional documents as may be necessary or appropriate to effect the sale of the applicable Class C Shares. Any stamp duty or transfer taxes or fees payable on the transfer of any Class C Shares shall be borne and paid equally by the applicable Class C Shareholder(s), on the one hand, and the purchaser, on the other hand.

SECTION 9

REPRESENTATIONS AND WARRANTIES AND ADDITIONAL AGREEMENTS

9.1	Representations and Warranties. Each Party represents to other Parties that:

(a)	such Party has the full power and authority to enter into, execute and deliver this Agreement and other Basic Documents and to perform the transactions contemplated hereby or thereby and such Party is duly incorporated or organized and existing under the laws of the jurisdiction of its incorporation or organization;

(b)	the execution and delivery by such Party of this Agreement and other Basic Documents and the performance by such Party of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action of such Party;

(c)	assuming the due authorization, execution and delivery hereof by the other Parties, each of the Basic Documents constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally; and

(d)	the execution, delivery and performance of this Agreement and any other Basic Document by such Party and the consummation of the transactions contemplated hereby will not (i) violate any provision of any organizational or governance document of such Party, (ii) require such Party to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Authority in such Party’s country of organization or (iv) violate any law.

9.2	Non-Competition of the Investor. Subject to Section 9.3, each Class C Shareholder agrees and covenants that, for the period commencing on the date of this Agreement and ending on the first year anniversary of the date that such Class C Shareholder ceases to have the right to appoint a Director pursuant to Section 5.1, neither such Class C Shareholder nor any of its Affiliates shall directly or indirectly, invest in, or provide services to, whether alone or jointly with others or whether as principal, agent, shareholder or otherwise, whether through its nominees, trustees, representatives or any other Persons, and whether for its own benefit or that of others, any business that, in Greater China as a material portion of its business, (i) sells (whether for revenue-sharing or cash), leases or distributes large format cinema equipment or technology, (ii) provides digital re-mastering or other image enhancement services to movie studios, or (iii) markets, distributes, sells, leases or maintains custom-built home theatres with a sale price of no more than US$1,500,000. For the avoidance of doubt, the foregoing restriction does not affect or prohibit any investment in or services to cinema operators, including multiplex operators, whether or not they offer a premium movie-going experience.

9.3	Exceptions to Non-Competition. The restriction contained in Section 9.2 above does not affect or prohibit a Class C Shareholder or any of its Affiliates from owning purely for passive financial investment purposes Equity Securities in any company quoted or dealt on an internationally recognized stock exchange, provided that (i) such Equity Securities do not exceed 10 per cent of the Equity Securities in that company on a fully-diluted basis, (ii) neither the Class C Shareholder nor any of its Affiliates, nominees, trustees, agents or other representatives has a right to appoint, or appoints, any director, supervisor, commissioner, management or any other equivalent position of such company, and (iii) the relevant company is not otherwise Controlled by the relevant Class C Shareholder or any of its Affiliates, nominees, trustees, agents or other representatives.

9.4

Non-Competition of IMAX Corp. Other than as set out in this Agreement, IMAX Corp agrees not to conduct any business, or acquire or make any investment in or provide any services to any Person, in Greater China that directly competes with, or could reasonably be expected to compete with, the primary business of the Business other than through the Company, provided that the forgoing restriction does not affect or prohibit IMAX Corp from conducting, acquiring, making an investment in or providing services in respect of an Unrelated Business separate and apart from the Company or its Affiliates, provided further that: (i) IMAX Corp has complied with the Unrelated Business Agreement (including the procedures set forth in Section 2 thereof) and offered the Unrelated Business opportunity at development cost to the Company pursuant thereto in good faith and on bona fide commercial terms, (ii) the Company has provided the Class C Shareholders with the election, in their sole discretion, to cause the Company to reject such Unrelated Business and the Class C Shareholders have elected for the Company to reject such Unrelated Business; (iii) IMAX Corp has informed (as soon as reasonably practicable) the Class C Shareholders of its decision that it wishes to pursue such Unrelated Business, and (iv) the Unrelated Business does not and could not reasonably be expected to compete with the primary business of Business.

9.5	Modification of Non-Compete Obligations. Each Party agrees that if any court or arbitration tribunal determines that Section 9.2 or Section 9.4, or any part thereof, is invalid or unenforceable, the remainder of these provisions shall not thereby be affected and shall be given full effect without regard to the invalid portions. In addition, if any court or arbitration tribunal determines that these provisions, or any part thereof, is unenforceable because of the duration or geographical scope, such court or arbitration tribunal shall have the power to reduce the duration or scope, as the case may be, and, in its reduced form, this provision shall then be enforceable. Furthermore, if any Party breaches the relevant provision, the non-breaching Party shall have the right and remedy to, in addition to and not in lieu of any other right or remedy available to the non-breaching Party under law, have such breach specifically enforced by any court or arbitration tribunal having jurisdiction. Each Party acknowledges and agrees that any breach of Section 9.2 or Section 9.4 will cause irreparable injury to the non-breaching Party and that money damages will not provide an adequate remedy to the non-breaching Party.

9.6	Non-Solicitation. Each Class C Shareholder agrees and covenants that, for the period commencing on the date of this Agreement and ending on the first year anniversary of the date that such Class C Shareholder ceases to have the right to appoint a Director pursuant to Section 5.1, neither it nor any of its Affiliates shall persuade, solicit or encourage any employee of any Group Company to leave employment with such Group Company.

9.7

Registration Rights. In the event the Company or any other Group Company applies for an IPO on a stock or securities exchange on which registration rights are applicable, the Company or such other entity, as applicable, shall enter into a registration rights agreement with the Shareholders of the Company pursuant to which such Shareholders, whether directly or indirectly, shall have customary demand (following the IPO), shelf and piggyback registration rights, and otherwise on terms and conditions reasonably satisfactory to such shareholders.

9.8	Information Rights; Access.

(a)	So long as a Class C Shareholder and its Affiliates meet the Minimum Ownership Requirement, and without limiting Section 9.8(b), the Company shall deliver to such Class C Shareholder the information set forth in this Section 9.8(a):

(i)	as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, a consolidated balance sheet of the Group as of the end of such period, and consolidated statements of income and cash flows of the Group as of the end of such period, in each case prepared in conformity with GAAP, applied on a consistent basis, subject to the absence of footnotes and to normal year-end adjustments, and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by the principal financial or accounting officer of the Company (collectively, the “Quarterly Financial Statements”);

(ii)	as soon as available and in any event within 85 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Group as of the end of such year, and consolidated statements of income and cash flows of the Group for the year then ended, in each case prepared in conformity with GAAP, applied on a consistent basis, and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and together with a report thereon by either a “big 4” accounting firm or the auditor of IMAX Corp (the “Annual Financial Statements”);

(iii)

(A) as part of the information provided pursuant to clauses (i) and (ii) above, written confirmation by the principal financial or accounting officer of the Company (1) that the IMAX Agreements have not been amended other than as provided under this Agreement, as applicable, (2) summarizing the gross box office receipts for each IMAX theatre in Greater China, so long as the Company has made reasonable efforts to request and has received such information from the relevant exhibitors, and (3) summarizing the status of system installations pursuant to contracts entered into with any exhibitors in Greater China, and (B) as part of the information provided pursuant to clause (ii) above, a schedule of all payments made in connection with any transactions between any Group Company, on the one hand, and IMAX Corp or any of its Affiliates (other than any Group Company), on the other hand, for such fiscal year, together with reasonably detailed calculations therefor and a reconciliation to the financial statements provided pursuant to clause (ii) and the relevant IMAX Agreement(s); and

(iv)	as soon as practicable and in any event within five Business Days following a request by any Class C Shareholder, reasonable access to the Company’s auditors during normal business hours. Without limiting the generality of the foregoing, the Class C Shareholders may appoint third party external auditors, at their own cost, to inspect the books and records of the Company.

(b)	So long as a Class C Shareholder and its Affiliates meet the Minimum Ownership Requirement, upon the request of such Class C Shareholder, the Company shall provide to such Class C Shareholder reasonable access during normal business hours to the Company’s personnel, books and records (and the Company shall request and obtain from IMAX Corp if such personnel, books and records are with or held by IMAX Corp) and such other information as such Class C Shareholder may reasonably request for tax or other purposes that are customary for investments of this type. None of the above access or information rights shall interfere with the conduct of the business of any Group Company.

SECTION 10

CONFIDENTIALITY AND RESTRICTIONS ON PUBLICITY

10.1	General Obligation. Each Party undertakes to the other Parties that it shall not reveal, and that it shall procure that its directors, equity interest holders, officers, employees and agents (collectively, “Representatives”) do not reveal, to any third party any Confidential Information without the prior written consent of the Company or the concerned Party, as the case may be, or use any Confidential Information in such manner that is detrimental to the Company or the concerned Party, as the case may be. For the avoidance of doubt, a Party shall be liable for any breach by such Party’s Representative of the confidentiality obligations contained in this Section 10. The term “Confidential Information” as used in this Section 10 means, (a) any information concerning the organization, business, technology, intellectual property, safety records, investment, finance, transactions or affairs of any Party, its Subsidiaries or any of their respective directors, officers or employees (whether conveyed in written, oral or in any other form and whether such information is furnished before, on or after the date of this Agreement); (b) the terms of this Agreement or any of the other Basic Documents, or the identities of the Parties, their Subsidiaries and their respective Affiliates; and (c) any other information or materials prepared by a Party, its Subsidiaries or its Representatives that contains or otherwise reflects, or is generated from, Confidential Information.

10.2	Exceptions. The provisions of Section 10.1 shall not apply to:

(a)	disclosure of Confidential Information that is or becomes generally available to the public other than as a result of disclosure by or at the direction of a Party or any of the Representatives in violation of this Agreement;

(b)	disclosure by a Party (A) to a Representative, an Affiliate or such Party’s direct or indirect equity holders (including its limited partners or limited partners of any of its feeder or co-investment funds) in accordance with its customary reporting obligations to such direct or indirect equity holders (including its limited partners or limited partners of any of its feeder or co-investment funds), provided that such Affiliates and Representatives are under an obligation of confidentiality (whether professional or contractual), or (B) for customary fund-raising purposes, it being understood that for purposes of clause (B) only such information shall include the items set forth on Schedule 3 only, provided that the recipient of any such Confidential Information is obligated to keep such information confidential pursuant to a customary confidentiality agreement; or

(c)	disclosure, after giving prior notice to the other Parties to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, to the extent required under the rules of any stock exchange or by applicable laws or judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement.

SECTION 11

TERM AND TERMINATION

11.1	Effective Date; Termination. This Agreement shall become effective upon the First Completion and shall continue in effect until the earlier to occur of (a) an IPO, except that the Parties shall continue to be bound by Section 6 (Dividends) and Section 7 (IPO, Redemption and Share Issuance), (b) completion of a redemption or share exchange pursuant to Section 7, (c) completion of a put or call transaction pursuant to Section 8, and (d) any date agreed upon in writing by all of the Parties. Notwithstanding the foregoing, this Agreement shall terminate with respect to any Shareholder at such time as such Shareholder no longer beneficially and legally holds any Shares; provided, that any obligation hereunder that is specific to such Shareholder shall continue to bind such Shareholder until such obligation has been fully satisfied and nothing herein shall relieve any Party from any liability for the breach of any of the agreements set forth herein.

11.2

Consequences of Termination. If this Agreement is terminated pursuant to Section 11.1, this Agreement shall become null and void and of no further force and effect, except that the Parties shall continue to be bound by the provisions of Section 10 (Confidentiality and Restrictions on Publicity), this Section 11, Section 13.4 (No Agency), Section 13.5 (No Partnership) and Section 14 (Governing Law and Dispute Resolution). Nothing in this Section

11.2 shall be deemed to release any Party from any liability for any breach of this Agreement prior to the effective date of such termination.

SECTION 12

NOTICES

12.1	Notice Addresses and Method of Delivery. All notices, requests, demands, consents and other communications (“Notices”) required to be given by any Party to any other Party shall be in writing and delivered by hand delivery or courier; prepaid registered letter sent by first class mail (express courier if to an address in a country other than the country in which the sender is situated), return receipt request or facsimile or email to the applicable Party at the address or facsimile number stated below:

If to the Company:

IMAX China Holding, Inc.
PO Box 309, Ugland House, Grand Cayman, KY1-1105, Cayman Islands Attention: Maples Corporate Services Limited Facsimile No.: +1 345 949 8080

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison
12th Floor, Hong Kong Club Building 3A Chater Road, Central Hong Kong
Attention: Jeanette K. Chan Facsimile No.: +852 2840 4300

if to IMAX Barbados or IMAX Corp:

IMAX Corporation
2525 Speakman Drive, Mississauga, Ontario
Canada L5K 1B1Attention: General Counsel Facsimile No.: +1 905 403 6468

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison
12th Floor, Hong Kong Club Building 3A Chater Road, Central Hong Kong
Attention: Jeanette K. Chan Facsimile No.: +852 2840 4300

if to FV:	China Movie Entertainment FV Limited

Intertrust Corporate Services (Cayman) Limited
190 Elgin Avenue,
George Town,
Grand Cayman KY1-9005
Cayman Islands
Attention: Neil Gray & Kareen Watler
Facsimile No.: +1 345 945 4757

with a copy to:

FountainVest Partners (Asia) Limited
Suite 705-708, ICBC Tower
3 Garden Road
Central, Hong Kong
Attention: Mr. Alex Zhang/Mr. Leon Xu/Mr. Brian Lee
E-mail: alexzhang@fountainvest.com / leonxu@fountainvest.com / brianlee@fountainvest.com
Fax: +852 3107 2490

and to

Fried, Frank, Harris, Shriver & Jacobson 1601 Chater House 8 Connaught Road Central
Hong KongAttention: Douglas Freeman / Victor Chen Facsimile No.: +852 3760-3611
Email: douglas.freeman@friedfrank.com / victor.chen@friedfrank.com

if to CMC:	CMC Capital Partners
Unit 3607-3608, The Center, No. 989 Changle Road, Xuhui District, Shanghai
Attention: Clark Xu Facsimile No.: +86 21 5466-1250

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson 1601 Chater House 8 Connaught Road Central
Hong Kong Attention: Douglas Freeman / Victor Chen Facsimile No.: +852 3760-3611
Email: douglas.freeman@friedfrank.com / victor.chen@friedfrank.com or, as to each Party, at such other address or number as shall be designated by such Party in a notice to the other Party containing the new information in the same format as the information set out above and complying as to delivery with the terms of this Section.

12.2	Time of Delivery. Any Notice delivered:

(a)	by hand delivery shall be deemed to have been delivered on the date of actual delivery;

(b)	by prepaid registered letter or express courier shall be deemed to have been delivered four Business Days after the date of posting or delivery to the courier (if by prepaid registered letter to an address in a country other than the country in which the sender is situated, shall be deemed to have been delivered eight Business Days after the date of posting);

(c)	by facsimile shall be deemed to have been delivered on the day the transmission is sent (as long as the sender has a confirmation report specifying a facsimile, a facsimile number of the recipient, the number of pages sent and the date of the transmission); and

(d)	by email upon confirmation of successful transmission.

12.3	Proof of Delivery. In proving delivery of any Notice it shall be sufficient:

(a)	in the case of delivery by hand delivery or courier, to prove that the Notice was properly addressed and delivered;

(b)	in the case of delivery by prepaid registered letter, to prove that the Notice was properly addressed and posted; and

(c)	in the case of delivery by facsimile transmission, to prove that the transmission was confirmed as sent by the originating machine to the facsimile number of the recipient, on the date specified.

SECTION 13

MISCELLANEOUS

13.1	Legend. Each certificate for any Shares now held or hereafter acquired by any Shareholder shall, for as long as this Agreement is effective, bear a legend as follows:

IMAX China Holding, Inc. (the “Company”) is a company organized under the laws of the Cayman Islands, and the shares represented by this certificate shall not be sold, assigned, transferred, exchanged, mortgaged, pledged or otherwise disposed of or encumbered without compliance with the provisions of that certain Shareholders’ Agreement, dated as of April 7, 2014, among the Company and the shareholders of the Company named therein or subsequently adhering thereto. A copy of such Shareholders’ Agreement is on file at the principal offices of the Company. The Company will not register the transfer of such shares on the books of the Company unless and until the transfer has been made in compliance with the terms of such Shareholders’ Agreement.

13.2	Discrepancies. If there is any discrepancy between any provision of this Agreement and any provision of the Charter Documents or the charter documents of any Subsidiary, the provisions of this Agreement shall prevail, and the Parties shall procure that the Charter Documents or the charter documents of the relevant Subsidiary, as the case may be, are promptly amended, to the extent permitted by applicable law, in order to conform with this Agreement.

13.3	Assignment. This Agreement shall inure to the benefit of, and be binding upon, the successors and Persons to whom a Shareholder transfers Equity Securities in the Company in a Transfer permitted under this Agreement, provided that in each case such Person signs a joinder substantially in the form attached hereto as Exhibit B; provided, further that in no event shall the assigning Shareholder be relieved of its obligations or liability hereunder so long as such obligations or liability continue to be outstanding. Notwithstanding the foregoing sentence, IMAX Corp and the Company agree not to assign any of their obligations hereunder without the prior written consent of each Class C Shareholder, which shall not be unreasonably withheld or delayed.

13.4	No Agency. No Shareholder, acting solely in its capacity as a Shareholder, shall act as an agent of the Company or have any authority to act for or to bind the Company, except as authorized by the Board. For the purposes of this Section, unless acting expressly solely in its capacity as a Shareholder, any Shareholder who is a director or officer or employee of any Group Company acting in the ordinary course of business of any Group Company shall be conclusively deemed to act for and on behalf of, and shall not be regarded as acting as an agent of, any Group Company. Any Shareholder that takes any action or binds the Company in violation of this Section shall be solely responsible for, and shall indemnify the Company and each other Shareholder against, any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding) that the Company, or such other Shareholders, as the case may be, may at any time become subject to or liable for by reason of such violation.

13.5	No Partnership. The Shareholders expressly do not intend hereby to form a partnership, either general or limited, under any jurisdiction’s partnership law. The Shareholders do not intend to be partners one to another, or partners as to any third party, or create any fiduciary relationship among themselves, by virtue of their status as Shareholders. To the extent that any Shareholder, by word or action, represents to another Person that any Shareholder is a partner or that the Company is a partnership, the Shareholder making such representation shall be liable to any other Shareholders that incur any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever (including any investigative, legal or other expenses reasonably incurred in connection with, and any amount paid in settlement of, any pending or threatened legal action or proceeding) arising out of or relating to such representation.

13.6	Amendment. This Agreement may not be amended, modified or supplemented except by a written instrument executed by all the Parties.

13.7	Waiver. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

13.8	Entire Agreement. This Agreement (together with the other Basic Documents and any other documents referred to herein or therein), represents the entire understanding and constitutes the whole agreement among the Parties relating to the subject matter hereof and supersedes any prior agreements or understandings relating to such subject matter.

13.9	Severability. Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part. To the extent that any provision or provisions of this Agreement are unenforceable they shall be deemed to be deleted from this Agreement, and any such deletion shall not affect the enforceability of this Agreement as remain not so deleted.

13.10	Counterparts. This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, including counterparts transmitted by facsimile or by e-mails, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Except as otherwise specified, this Agreement shall become legally binding at the time of execution of the last such counterpart and shall have effect from the date first above written.

13.11	Consent. Any consent required under this Agreement shall be valid and effective only if given in writing.

13.12	Attorney’s Fees. In the event that any Party hereto institutes any legal suit, action or proceeding, including arbitration, against another Party in respect of a matter arising out of or relating to this Agreement, the prevailing party in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs, subject to discretion of the relevant court or tribunal.

SECTION 14

GOVERNING LAW AND DISPUTE RESOLUTION

14.1	Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

14.2	Arbitration.

(a)	Any dispute, controversy or claim arising out of, in connection with or relating to this Agreement (or the interpretation, breach, termination or validity thereof) shall be resolved through arbitration. A dispute may be submitted to arbitration upon the request of any Party with written notice to the other Parties (the “Arbitration Notice”).

(b)	The arbitration shall be conducted in Hong Kong and administered by the Hong Kong International Arbitration Centre (the “HKIAC”) under the UNCITRAL Arbitration Rules in force at the time of the initiation of the arbitration. There shall be three arbitrators. No arbitrator shall be a national of Canada or the PRC. The claimants to the dispute shall collectively choose one arbitrator, and the respondents shall collectively choose one arbitrator, within 30 days after the delivery of the Arbitration Notice to the other Parties. Both arbitrators shall agree on the third arbitrator within 30 days of their appointment. If any of the members of the arbitral tribunal have not been appointed within 30 days after the Arbitration Notice is given, the relevant appointment shall be made by the Secretary General of the HKIAC. The arbitration shall be conducted in English.

(c)	Each Party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any doctrine of legal privilege or any confidentiality obligations binding on such Party.

(d)	The costs of arbitration shall be borne by the losing Party, unless otherwise determined by the arbitration tribunal.

(e)	When any dispute occurs and when any dispute is under arbitration, except for the matters in dispute, the Parties shall continue to fulfill their respective obligations and shall be entitled to exercise their rights under this Agreement.

(f)	The award of the arbitration tribunal shall be final and binding upon the Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

(g)	If an arbitration panel has already been formed under any other Basic Document and is in existence at the time a demand for arbitration is made under this Agreement, the Parties shall submit the dispute to the same panel.

14.3	Specific Performance. Notwithstanding Section 14.2, the Parties hereto acknowledge and agree that irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to emergency, provisional and permanent injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each Party hereby waives (i) any defense specific to the remedy of specific performance, including the defense that a remedy at law would be adequate, and (ii) any requirement under any law to post a bond or other security as a prerequisite to obtaining equitable relief.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

IMAX CHINA HOLDING, INC.

By:	/s/ G. Mary Ruby
	Name:	G. Mary Ruby
	Title:	Sole Director

IMAX (BARBADOS) HOLDING, INC.

By:	/s/ G. Mary Ruby
	Name:	G. Mary Ruby
	Title:	Sole Director

CHINA MOVIE ENTERTAINMENT FV LIMITED

By:	/s/ Neil Gray
	Name:	Neil Gray
	Title:	Director

CMCCP DOME HOLDINGS LIMITED

By:	/s/ Ruigang Li
	Name:	Ruigang Li
	Title:	Authorized Signatory

CHINA MOVIE ENTERTAINMENT CMC LIMITED

By:	/s/ Clark Xu
	Name:	Clark Xu
	Title:	Authorized Signatory

IMAX CORPORATION

By:	/s/ Joseph Sparacio
	Name:	Joseph Sparacio
	Title:	Executive Vice President and Chief Financial Officer

By:	/s/ Ed MacNeil
	Name:	Ed MacNeil
	Title:	Senior Vice President, Finance

SCHEDULE 1

RESERVED MATTERS

(Pursuant to Section 5.3 of the Agreement)

(a) amendment of the Charter Documents that disproportionately and adversely affect the rights or interests of the Class C Shareholders, other than such amendments that are required by law. For the avoidance of doubt, to the extent the conversion or collapse of all classes of shares of the Company into one class of common shares is required by the relevant stock exchange in connection with an IPO, an amendment to the Charter Documents to provide for such conversion or collapse on a 1:1 basis is deemed not to be an amendment that disproportionately and adversely affect the rights or interests of the Class C Shareholders;

(b) any related-party transaction that is not negotiated and entered into on an arm’s length basis (for the avoidance of doubt, subject to paragraph (c) below, the related party transactions pursuant to the agreements set forth on Schedule 2 shall be deemed to have been approved);

(c) any amendments to, waivers of, or deviations from, any of the terms of the agreements set forth on Schedule 2 hereto (the “IMAX Agreements”), other than amendments, waivers or deviations that are (i) of an administrative, operational or technical nature that do not have any effect on any of the economic terms in such agreements, provided that the Class C Shareholders are informed in writing of any such amendment, waiver or deviation and provided with a copy of the amended IMAX Agreement, as applicable, on a quarterly basis or (ii) changes to the economic terms of the IMAX Agreements to the extent required pursuant to the Letter of Undertaking;

(d) authorization or issuance of (i) any Equity Securities in the Company that have any preference over or are senior to or pari passu with the Class C Shares (including in respect of voting, distributions, liquidation preference or redemption), (ii) any Equity Securities in the Company that are issued for per Share consideration lower than the Original Class C Share Price, and (iii) any other Equity Securities in the Company, except for (x) no more than 10% of then issued and outstanding Shares that are junior to the Class C Shares and are issued for a per Share consideration at not lower than the Original Class C Share Price, and (y) an additional 5% of then issued and outstanding Shares that are junior to the Class C Shares and are issued for a per Share consideration at not lower than the aggregate amount of the Original Class C Share Price plus an internal rate of return of 20% per annum on the Original Class C Share Price, in each case under (x) and (y), pursuant to bona fide third party financing transactions;

(e) other than the transactions set out in Section 4 of the Subscription Agreement as illustrated in the Funds Flow Memo (as such term is defined in the Subscription Agreement), incurring indebtedness by the Company (or any other Group Company) in excess of trailing EBITDA multiplied by 3.5;

(f) entry into any Unrelated Business (including any joint venture or partnership) by the Company (or any other Group Company);

(g) conducting any Unrelated Business projected to account for more than 50% of the Company’s gross margin in any year, or the Company (i) accepting or declining any opportunity to fund its pro rata contribution or (ii) negotiating any royalty rate, in each case, with respect to any Unrelated Business;

(h) making any contribution (in the form of equity, debt or otherwise) in respect of the TCL JV, whether in cash or otherwise (it being understood that in the event that such contribution is not consented to by either Class C Shareholder pursuant to this provision, IMAX Corp shall be permitted to make such contribution provided that such contribution is made at a valuation that is no less than that offered to the Company and the Company’s shareholding in the TCL JV will be diluted accordingly);

(i) undertaking any IPO by the Company (or any other Group Company) on any exchange that is not a Qualified Stock Exchange;

(j) any change in board size of the Company (or any other Group Company);

(k) any change in the Company’s stock option or incentive benefits in a manner materially detrimental to CMC or FV;

(l) appointment or removal of any auditors by the Company unless the replacement is a “big 4” accounting firm or is the auditor of IMAX Corp;

(m) (i) voluntarily commence any case, proceeding or other action (A) under any bankruptcy, insolvency or similar law seeking to have an order of relief entered with respect to the Company or seeking to adjudicate the Company a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to the Company or the Company’s debts or (B) seeking appointment of a receiver, trustee, custodian or other similar official for the Company or all or substantial part of the Company’s property, (ii) voluntarily make a general assignment for the benefit of the Company’s creditors; and

(n) any amendments to, waivers of, or deviations from, any of the terms of the Personnel Secondment Agreement dated as of August 11, 2011 by and between IMAX Corp and the WFOE that modify the current proportionate time spent formula specified therein such that the Company and/or the WFOE will be charged disproportionately for the time spent by such employee on Greater China matters.